UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Genuine Parts Company

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Dear Genuine Parts Company Shareholder:

The Board of Directors and the Genuine Parts Company management team continues to be focused on strong corporate governance and long-term value creation for our shareholders. In 2021, we continued to execute on our strategic priorities to accelerate profitable growth and generate strong cash flow. Additionally, we maintained our disciplined approach to capital allocation that prioritizes reinvesting in the business, maintaining a strong balance sheet and returning cash to shareholders through dividends and share repurchases. In 2021, we increased the dividend paid to shareholders by 3% and repurchased 2.6 million shares of our common stock. Finally, in December we announced the planned acquisition of Kaman Distribution Group, a leading power transmission, automation and fluid power industrial distributor and solutions provider with operations throughout the U.S. This strategic acquisition closed in early January and will create significant growth opportunities for the Company, while also benefitting our customers, suppliers, teammates and shareholders.

We are extremely proud of the dedication and resiliency that the Company’s global workforce of over 50,000 teammates demonstrated in meeting the challenges caused by the continuing global pandemic. During 2021, the Board received regular updates from management on the Company’s continued COVID-19 response and was aligned in support of initiatives undertaken to balance the Company’s responsibilities to our customers and the welfare of our teammates.

The Board believes that a vital part of developing inspired teammates is fostering a diverse and inclusive culture. In 2021 we continued to make progress in the area of diversity, equity and inclusion. Under the oversight of the Compensation, Nominating and Governance Committee, the Company advanced our long-term diversity, equity and inclusion strategy focused on people, culture and community. To accelerate that effort, the Company recently appointed a Director of Diversity, Equity and Inclusion (DEI), who formed a new DEI Advisory Council, comprised of GPC teammates at all levels and varied functions of the Company. The main goal of the council is to create the most diverse, equitable and inclusive workforce possible – to add more diverse employees, and even more importantly, help them develop and achieve their full potential. The DEI council has the full support of the Board and management to help the Company create a stronger culture and workforce.

In January 2022, the Board appointed Herbert C. Nappier (“Bert”) to the position of Executive Vice President and Chief Financial Officer-Elect. Bert comes to GPC with a diverse background spanning nearly 25 years and broad expertise in key areas such as global finance, operations and business strategy. Through his 16-year tenure at FedEx Corporation serving in various finance and operations positions, he is well qualified to succeed Carol Yancey as CFO in May. Carol has served GPC for over thirty years in a multitude of finance positions, including the last nine years as CFO, and we thank her for her leadership and numerous contributions. Carol will certainly be missed, but we are confident that Bert’s extensive background and strong business acumen will make him a strong addition to our executive management team. This appointment was the result of extensive and thoughtful succession planning by the Compensation, Nominating and Governance Committee of the Board. We congratulate Carol on her retirement, and we look forward to Bert’s contributions to the next phase of growth at GPC.

Board succession planning is essential to the Company’s success. Your Board of Directors is a highly qualified and diverse group of people who bring thought leadership, unique perspectives and accountability to their roles in overseeing the talented executive team at GPC. We believe that having leaders and decision makers who represent the breadth of our communities is important for the Company’s success, and we are pleased that your Board is highly diverse in terms of background, expertise, ethnicity, age and gender.

Another area of emphasis and commitment by the Board and management this past year was sustainability. Building a sustainable Company and contributing to a sustainable future has always been core to our values and a central element of our corporate purpose. We understand that it is our responsibility to prioritize our environmental sustainability efforts and fight climate change together. We are currently in the beginning stages of measuring, assessing and analyzing our global carbon emissions. Once we have our global carbon footprint measured and analyzed, we plan to formalize our carbon emission reduction plan and establish and disclose emission reduction targets in 2022. We believe that this important sustainability work benefits our communities, employees and stakeholders, and is an important means of creating value over the long term for our shareholders.

As a global service organization focused on these important initiatives and the distribution of automotive and industrial replacement parts... we keep the world moving! This is our purpose and the foundation for how we do business.

During 2021, we again demonstrated our adaptability in the face of unprecedented change and are well-positioned to build upon our focused growth and operational momentum. We are pleased to invite you to attend our 2022 Annual Meeting of Shareholders on Thursday, April 28, 2022 at 10:00 a.m. Eastern Time to hear more about our accomplishments in 2021 and our plans and strategic initiatives for 2022. In response to continued public health and safety concerns regarding in-person gatherings due to the global pandemic, the meeting will be held virtually. We have designed the format of the Annual Meeting to ensure that you are afforded the same rights and opportunities to participate as you would at an in-person meeting.

The Notice of the 2022 Annual Meeting of Shareholders and the following proxy statement describe the items of business for the meeting. Your vote is very important. Whether or not you plan to attend the 2022 Annual Meeting of Shareholders, we urge you to vote by submitting your proxy over the Internet, by telephone, or by mail.

On behalf of our Board, we thank you for your ownership and interest in Genuine Parts Company.

Paul D. Donahue	John D. Johns

Chairman and CEO	Lead Independent Director

GENUINE PARTS COMPANY

2999 Wildwood Parkway

Atlanta, Georgia 30339

NOTICE OF 2022 ANNUAL MEETING OF SHAREHOLDERS

April 28, 2022

TO THE SHAREHOLDERS OF GENUINE PARTS COMPANY:

The 2022 Annual Meeting of Shareholders of Genuine Parts Company, a Georgia corporation, will be held virtually on Thursday, the 28th day of April 2022, at 10:00 a.m. eastern time, for the following purposes:

(1)	To elect as directors the thirteen nominees named in the attached proxy statement;

(2)	To approve, by a non-binding advisory vote, the compensation of the Company’s named executive officers;

(3)	To ratify the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2022; and

(4)	To act upon such other matters that may properly come before the meeting or any reconvened meeting following any adjournment thereof.

Information relevant to these matters is set forth in the attached proxy statement. Only holders of record of the Company’s common stock at the close of business on February 22, 2022 will be entitled to vote at the meeting. The live audio webcast of the Annual Meeting will begin promptly at 10:00 a.m. eastern time. Online access to the audio webcast will open 15 minutes prior to the start of the Annual Meeting. We encourage you to access the meeting in advance of the designated start time.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on April 28, 2022.

We are pleased to announce that we are delivering your proxy materials for the 2022 Annual Meeting of Shareholders via the Internet. Because we are delivering proxy materials via the Internet, the Securities and Exchange Commission requires us to mail a letter to our shareholders notifying them that these materials are available on the Internet and how these materials may be accessed. This letter, which we refer to as our “Notice and Access Letter,” will be mailed to our shareholders on or about March 1, 2022.

Our Notice and Access Letter will instruct you on how to access and review our proxy statement for the 2022 Annual Meeting of Shareholders and our annual report for the fiscal year ended December 31, 2021. It will instruct you on how you may vote your proxy via the Internet, or how you can request a full set of printed proxy materials, including a proxy card to return by mail. If you would like to receive printed proxy materials, you should follow the instructions contained in our Notice and Access Letter. Unless requested, you will not receive printed proxy materials by mail.

To Attend, Vote, and Participate during the virtual Annual Meeting:

To attend and vote your shares during the virtual Annual Meeting, you will need to log-in to meetnow.global/M7XTLVZ using: (i) for record holders, the 15-digit control number on your proxy card or (ii) for holders who own shares in street name through brokers, the control number issued to you by Computershare pursuant to the registration process described in the following paragraph. If you do not have a control number, you may log-in as a Guest.

For holders who own shares in street name through brokers, you must request and receive a legal proxy in your name reflecting your holdings of GPC stock from the broker, bank, or other nominee that holds your shares, and then you must submit this by email to legalproxy@computershare.com along with your name and email address. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., eastern time, on April 25, 2022. You will receive a confirmation email from Computershare of your registration and a new control number that you can use to participate in the virtual Annual Meeting. If you do not have the control number that you received directly from Computershare, you may attend as a Guest (non-stockholder) but will not have the option to vote or ask questions during the virtual Annual Meeting.

The Proxy Statement and the 2021 Annual Report to Shareholders are available at: http://www.proxydocs.com/gpc

By Order of the Board of Directors,

Atlanta, Georgia March 1, 2022
JENNIFER L. ELLIS
Vice President - Compliance &
Corporate Secretary

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE VOTE BY TELEPHONE OR INTERNET PURSUANT TO THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD OR COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE ENCLOSED BUSINESS REPLY ENVELOPE.

ANNUAL MEETING — APRIL 28, 2022

This proxy statement is being furnished to the shareholders of Genuine Parts Company in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Company’s 2022 Annual Meeting of Shareholders to be held on Thursday, April 28, 2022, at 10:00 a.m. eastern time and at any reconvened meeting following any adjournment thereof. In response to continued public health concerns regarding in-person gatherings due to the global pandemic and to support the health and well-being of our employees, shareholders, and all our stakeholders, the Annual Meeting will be held virtually. To access the virtual meeting, go to meetnow.global/M7XTLVZ and enter a valid control number found on your proxy card, notice of internet availability, or an email previously received from Computershare. If you do not have a control number, you may access the meeting as a Guest.

The live audio webcast of the Annual Meeting will begin promptly at 10:00 a.m. eastern time. Online access to the audio webcast will open 15 minutes prior to the start of the Annual Meeting. We encourage you to access the meeting in advance of the designated start time.

We have designed the format of the Annual Meeting to ensure that our shareholders are afforded the same rights and opportunities to participate as they would at an in-person meeting. After the business portion of the Annual Meeting concludes and the meeting is adjourned, we will hold a Q&A session during which we intend to answer questions submitted during the meeting that are pertinent to the Company, as time permits, and in accordance with our Ground Rules for Conduct of the Shareholder Meeting. On the day of and during the Annual Meeting, you can view our Ground Rules for Conduct of the Shareholder Meeting and submit any questions on meetnow.global/M7XTLVZ. Answers to any questions not addressed during the meeting will be posted following the meeting on the investor page of our website. Questions and answers will be grouped by topic, and substantially similar questions will be answered only once. To promote fairness, efficiently use the Company’s resources, and ensure all shareholder questions are able to be addressed, we will respond to no more than three questions from any single shareholder.

Beginning one hour prior to and during the Annual Meeting, we will have support available to assist shareholders with any technical difficulties they may have accessing or hearing the virtual meeting. If you encounter any difficulty accessing, or during, the virtual meeting, please call 888-724-2416 (U.S.) or +1 781-575-2748 (international) for assistance.

We anticipate that our Notice and Access Letter will first be mailed, and that this proxy statement and the Company’s 2021 annual report to the shareholders, including consolidated financial statements for the year ended December 31, 2021 will first be made available to our shareholders, on or about March 1, 2022.

VOTING

Shareholders of record can simplify their voting and reduce the Company’s costs by voting their shares via telephone or the Internet. Instructions for voting via telephone or the Internet are set forth on the enclosed proxy card. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. These procedures enable shareholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. If your shares are held in the name of a bank or broker (in “street name”), the availability of telephone and Internet voting will depend on the voting processes of the applicable bank or broker; therefore, it is recommended that you follow the voting instructions on the form you receive from your bank or broker. If you do not choose to vote by telephone or the Internet, please mark your choices on the enclosed proxy card and then date, sign and return the proxy card at your earliest opportunity.

All proxies properly voted by telephone or the Internet and all properly executed written proxy cards that are delivered to the Company (and not later revoked) will be voted in accordance with instructions given in the proxy. When voting on the election of directors, you may (1) vote FOR all nominees listed in this proxy statement, (2) WITHHOLD AUTHORITY to vote for all nominees, or (3) WITHHOLD AUTHORITY to vote for one or more nominees but vote FOR the other nominees. When voting on the approval of the compensation of the Company’s named executive officers and the ratification of the selection of independent auditors, you may vote FOR or AGAINST the proposal or you may ABSTAIN from voting.

To vote your shares during the virtual Annual Meeting, you will need to log-in to meetnow.global/M7XTLVZ using: (i) for record holders, the 15-digit control number on your proxy card or (ii) for holders who own shares

2022 Proxy Statement	1

Voting

in street name through brokers, the control number issued to you by Computershare pursuant to the registration process described in the following paragraph. If you do not have a control number, you may log-in as a Guest.

For holders who own shares in street name through brokers, you must request and receive a legal proxy in your name reflecting your holdings of GPC stock from the broker, bank, or other nominee that holds your shares, and then you must submit this by email to legalproxy@computershare.com along with your name and email address. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern time, on April 25, 2022. You will receive a confirmation email from Computershare of your registration and a new control number that you can use to participate in the virtual Annual Meeting. If you do not have the control number that you received directly from Computershare, you may attend as a Guest (non-stockholder) but will not have the option to vote or ask questions during the virtual Annual Meeting.

If a signed proxy card is received which does not specify a vote or an abstention, the shares represented by that proxy card will be voted FOR all nominees to the Board of Directors listed in this proxy statement, FOR the proposal to approve the compensation of the Company’s named executive officers, and FOR the ratification of the selection of independent auditors for the fiscal year ending December 31, 2022. The Company is not aware, as of the date hereof, of any matters to be voted upon at the Annual Meeting other than those stated in this proxy statement and the accompanying Notice of 2022 Annual Meeting of Shareholders. If any other matters are properly brought before the Annual Meeting, the enclosed proxy card gives discretionary authority to the persons named as proxies to vote the shares represented thereby in their discretion.

If you hold your shares in street name and you do not instruct your bank or brokerage firm in accordance with their directions how to vote your shares prior to the date of the Annual Meeting, your bank or brokerage firm cannot vote your shares (referred to as “broker non-votes”) on the following proposals: “Proposal 1 — Election of Directors” and “Proposal 2 — Advisory Vote on Executive Compensation,” and such shares and will not affect the outcome of these votes. However, your bank or brokerage firm may vote your shares in its discretion on “Proposal 3 — Ratification of Selection of Independent Auditors” if you do not provide voting instructions.

A shareholder of record who submits a proxy pursuant to this solicitation may revoke it at any time prior to its exercise at the Annual Meeting. Such revocation may be by delivery of written notice to the Corporate Secretary of the Company at the Company’s address shown above, by delivery of a proxy bearing a later date (including a later vote by telephone or the Internet), or by voting in person at the Annual Meeting. Street name holders may revoke their proxies prior to the Annual Meeting by following the procedures specified by their bank or brokerage firm.

Only holders of record of the Company’s common stock at the close of business on the record date for the Annual Meeting, which is February 22, 2022, are entitled to vote at the Annual Meeting. Persons who hold shares of common stock in street name as of the record date may vote at the Annual Meeting only if they hold a valid proxy from their bank or brokerage firm. At the close of business on February 22, 2022, the Company had 141,946,558 shares of common stock outstanding and entitled to vote at the Annual Meeting.

On each proposal presented for a vote at the Annual Meeting, each shareholder is entitled to one vote per share of common stock held as of the record date. A quorum for the purposes of all matters to be voted on shall consist of shareholders representing, in person or by proxy, a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting. Shares represented at the Annual Meeting that are abstained or withheld from voting and broker non-votes will be considered present for purposes of determining a quorum at the Annual Meeting. If less than a majority of the outstanding shares of common stock are represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting to another date, time or place to allow for the solicitation of additional proxies or other measures to obtain a quorum.

The vote required for (1) the election of directors, (2) the advisory vote on executive compensation, and (3) the ratification of the selection of independent auditors is the affirmative vote of a majority of the shares of common stock outstanding and entitled to vote on such proposal which are represented at the Annual Meeting. Because votes withheld and abstentions will be considered as present and entitled to vote at the Annual Meeting but will not be voted “for” these proposals, they will have the same effect as votes “against” these proposals.

Although the advisory vote on executive compensation is non-binding as provided by law, the Company’s Board of Directors will review the results of the vote and take it into consideration when making future determinations concerning executive compensation.

2	2022 Proxy Statement

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors of the Company currently consists of thirteen directors. The Board has approved the recommendation of its Compensation, Nominating and Governance Committee to nominate the thirteen nominees named below, each of whom will serve as directors until the 2022 Annual Meeting and the election and qualification of their successors.

In the event that any nominee is unable to serve (which is not anticipated), the Board of Directors may:

•	designate a substitute nominee, in which case persons designated as proxies will cast votes for the election of such substitute nominee;

•	allow the vacancy to remain open until a suitable candidate is located and nominated; or

•	adopt a resolution to decrease the size of the Board.

If any incumbent director nominee in an uncontested election should fail to receive the required affirmative vote of the holders of a majority of the shares entitled to vote which are represented at the Annual Meeting, under Georgia law, the director remains in office as a “holdover” director until his or her successor is elected and qualified or until his or her earlier resignation, retirement, disqualification, removal from office or death. In the event of a holdover director, the Board of Directors in its discretion may request the director to resign from the Board. If the director resigns, the Board of Directors may:

•	immediately fill the resulting vacancy;

•	allow the vacancy to remain open until a suitable candidate is located and appointed; or

•	adopt a resolution to decrease the size of the Board.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF ALL OF THE NOMINEES.

Set forth below is certain information about each of the thirteen nominees for director, including the experience, qualifications, attributes and skills that our Board believes makes them well qualified to serve as directors. Information about our director independence requirements, our director nominating process, our board leadership structure, a Board Matrix, and other corporate governance matters can be found in the “Corporate Governance” section.

2022 Proxy Statement	3

Proposal 1    Election of Directors

NOMINEES FOR DIRECTOR

Elizabeth W. Camp • Director Since 2015 • Independent Director • Audit Committee • Financial Expert • Age 70

Background

Elizabeth W. Camp is President and Chief Executive Officer of DF Management, Inc., a private investment and commercial real estate management company, a position she has held since 2000. Previously, Ms. Camp served in various capacities, including President and Chief Executive Officer of Camp Oil Company for 16 years. Ms. Camp serves as lead director of Synovus Financial Corp. and is Chair of its Corporate Governance and Nominating Committee. Ms. Camp also serves as a director of CoreCard Corporation.

Qualifications

Ms. Camp has over 30 years of leadership experience in various executive roles, most recently as President and Chief Executive Officer of an investment and commercial real estate management company. Ms. Camp also currently serves as lead independent director at Synovus Financial Corp. where she has chaired its Audit Committee and its Compensation Committee, and is current Chair of its Corporate Governance and Nominating Committee. She also serves as a member of the Synovus Risk Committee. Ms. Camp also currently serves as an independent director at CoreCard Corporation, a public company engaged in digital credit card processing, where she serves as a member of its Audit Committee and Compensation Committee. Her previous experience as a tax attorney at large accounting and law firms in the Washington D.C. area also benefits the Company in the financial, accounting, tax, and legal areas. Ms. Camp’s background as an executive officer and director and her expertise in accounting, tax and legal matters have provided expertise in management, governance, and auditing, as well as leadership skills to our Board and Audit Committee.

Richard Cox, Jr. • Director Since 2020 • Independent Director • Audit Committee • Age 53

Background

Mr. Cox is Chief Information Officer for Cox Enterprises and has been in this role since 2019. Mr. Cox joined Cox Automotive, a subsidiary of Cox Enterprises, in 2013, where he held several leadership positions including Vice President of Client Performance and Vice President of Business Operations and Customer Care. In 2018, the Mayor of Atlanta requested Cox Enterprises to allow Mr. Cox to serve as the city’s Chief Operating Officer as an executive on-loan. For 15 months, Mr. Cox provided executive oversight and directed internal operations for the city’s departments and agencies. Prior to joining Cox Automotive, Mr. Cox was CEO and President of Jones International University and prior to that, he served as Vice President of Customer Experience at Orbitz Worldwide, a leading online travel company. Mr. Cox began his career at Worldspan, a travel technology and content provider, and held several positions during his 11-year tenure at Worldspan.

Qualifications

Mr. Cox has over two decades of experience in technology and business operations. His experience at Cox Automotive, Orbitz, and Worldspan in a variety of leadership roles are highly valuable to the Company. During Mr. Cox’s tenure as the city of Atlanta’s COO, he led the city through the largest cyber attack of a U.S. municipality and successfully implemented the largest- ever citywide shift to the cloud. Mr. Cox’s understanding of cyber and IT risk as well as data privacy is instrumental as a member of the Audit Committee. His significant experience in information technology, the automotive business, and his expertise in strategy, operations, analytics, business intelligence, security and technical services makes him a valuable asset to our board.

4	2022 Proxy Statement

Proposal 1    Election of Directors

Paul D. Donahue — Chairman • Director Since 2012 • Executive Committee • Age 65

Background

Paul D. Donahue is Chairman and Chief Executive Officer of the Company. In April of 2019 the Board of Directors appointed him as Chairman and in May of 2016, he was named Chief Executive Officer. From January of 2012 until May of 2016 he served as President of the Company. He served as President of the Company’s U.S. Automotive Parts Group from July, 2009 to February 1, 2016. Mr. Donahue served as Executive Vice President of the Company from August 2007 until his appointment as President. In addition, between 2004 and 2007, Mr. Donahue served as President and Chief Operating Officer of S. P. Richards Company, a former wholly-owned subsidiary of the Company. Mr. Donahue is a Director of Truist Financial Corporation and serves as a member of the Truist Compensation and Human Capital Committee as well as the Trust Committee.

Qualifications

Mr. Donahue has nearly twenty years of successful operating and management experience with the Company, which has included extensive involvement with numerous operating divisions within the Company. Prior to joining the Company, Mr. Donahue spent 24 years with a publicly traded consumer products manufacturer. While there, he successfully held a number of sales, marketing, operations and executive positions. Mr. Donahue’s proven leadership and experience have contributed to the success of the Company and are beneficial to our Board. His experience and knowledge gained from his service on the Truist Board and Committees also brings great value to our Board.

Gary P. Fayard • Director Since 2014 • Independent Director • Audit Committee • Financial Expert • Age 69

Background

Gary P. Fayard was Executive Vice President and Chief Financial Officer of the Coca-Cola Company from 2003 until his retirement in May, 2014. Mr. Fayard joined the Coca-Cola Company in 1994 as Vice President and Controller. He was promoted to the role of Senior Vice President and Chief Financial Officer in 1999. He has served as a director on numerous for-profit and not-for-profit boards, including service on the Coca-Cola Enterprises, Inc. board from 2001 until 2009, service on the Coca-Cola FEMSA board from 2003 to 2016, and currently serves on the board of directors of Monster Beverage Corporation and is a member of its Audit and Nominating Committees.

Qualifications

Mr. Fayard brings to the Board a wealth of financial, accounting, and auditing knowledge as the former CFO of one of America’s largest corporations. Additionally, as a Director and Audit Committee member on numerous for-profit and not-for-profit boards, he has had direct exposure to a wide variety of businesses and industries. He is also a former partner at a major public accounting firm. Mr. Fayard’s financial background and broad business exposure make him a significant contributor to our Board and Audit Committee.

2022 Proxy Statement	5

Proposal 1    Election of Directors

P. Russell Hardin • Director Since 2017 • Independent Director • Compensation, Nominating and Governance Committee • Age 65

Background

P. Russell Hardin is President of the Robert W. Woodruff Foundation, the Joseph B. Whitehead Foundation, the Lettie Pate Evans Foundation and the Lettie Pate Whitehead Foundation. These foundations manage approximately $11 billion in assets and distribute approximately $400 million in grants each year, which support Georgia’s institutions in the areas of education, health, human welfare, the environment, community and economic development, philanthropy and volunteerism, and the arts. Mr. Hardin joined the Foundation’s staff in 1988 and was named President in 2006. Prior to his work at the Foundation, Mr. Hardin practiced law with the Atlanta firm of King & Spalding.

Qualifications

Mr. Hardin offers the Board extensive experience in the areas of finance, philanthropy, governance, and law. Mr. Hardin’s leadership at the Robert W. Woodruff Foundation and other related foundations, as well as his service as trustee of Northwestern Mutual Life Insurance and a director on the Truist Bank Atlanta Advisory Council bring financial, governance and management expertise that contribute to both the Board and the Compensation, Nominating, and Governance Committee.

John R. Holder • Director Since 2011 • Independent Director • Compensation, Nominating and Governance Committee • Age 67

Background

John R. Holder is Chairman and Chief Executive Officer of Holder Properties, a commercial and residential real estate development, leasing, and management company based in Atlanta. Mr. Holder has held the position of Chairman since 1989 and Chief Executive Officer since 1980. He is also a director of Oxford Industries, Inc. and is a member of its Audit Committee.

Qualifications

Mr. Holder brings to the Board his strategic leadership in the growth of Holder Properties, which has been involved in the development of over 100 commercial buildings valued in excess of $2.5 billion, as well as his extensive involvement in the areas of financial and marketing management. His service as the Chairman and CEO of Holder Properties, together with various board affiliations, including as director and Audit Committee member of publicly traded Oxford, Industries, Inc., an apparel company, have given him leadership experience, business acumen and financial literacy that is beneficial to our Board and Compensation, Nominating and Governance Committee.

6	2022 Proxy Statement

Proposal 1    Election of Directors

Donna W. Hyland • Director Since 2015 • Independent Director • Compensation, Nominating and Governance Committee • Age 61

Background

Donna W. Hyland is President and Chief Executive Officer of Children’s Healthcare of Atlanta and has served in that role since June 2008. Prior to that role, she was the Chief Operating Officer of Children’s Healthcare of Atlanta from January 2003 to May 2008 and the Chief Financial Officer from February 1998 to December 2002. She serves as a director of Cousins Properties, Inc. and serves as Chair of its Audit Committee and as a member of its Compensation, Succession, Nominating, and Governance Committee.

Qualifications

Ms. Hyland offers our board extensive knowledge of the health care industry as President and Chief Executive Officer of Children’s Healthcare of Atlanta. Her previous experience as COO and CFO of Children’s, as well as her experience on many non-profit boards brings a wide range of business and accounting experience to our board. Ms. Hyland also serves as a director at Cousins Properties, Inc., a publicly traded real estate company, and additionally serves as Chair and a financial expert on the Cousins’ Audit Committee and as a member of its Compensation, Succession, Nominating, and Governance Committee. Ms. Hyland’s service as a financial expert on a public company audit committee provides a wealth of experience that she has brought to our Board.

John D. Johns • Director Since 2002 • Independent Director (Lead) • Executive Committee • Compensation, Nominating and Governance Committee (Chair) • Age 70

Background

John D. Johns was Chairman of DLI North America Inc., the North American regional headquarters for Dai-ichi Life Holdings until his retirement in 2020. Dai-ichi Life is a global life insurance group headquartered in Tokyo, Japan. Its principal U.S. operation is Protective Life Corporation in Birmingham, Alabama. Mr. Johns served as CEO of Protective from 2002 to 2017 and as Executive Chairman through 2019. Prior to joining Protective in 1993, Mr. Johns was General Counsel of Sonat Inc. (a diversified energy company) and a partner at the law firm, Maynard, Cooper and Gale.

Qualifications

Mr. Johns brings experience in running every aspect of a large life insurance company, including his positions as Chairman and CEO as well as previous experience as COO, CFO, and also as a lawyer in private practice and General Counsel of a large publicly-traded energy company. Mr. Johns also serves as a director of The Southern Company, a utility holding company, and Chairs its Compensation and Management Succession Committee and is a member of its Finance Committee. Mr. Johns is also on the board of Regions Financial Corporation, a bank holding company, where he serves as Chair of its Risk Committee and a member of its Executive Committee. He brings a wealth of diverse experience to our Board as its lead independent director, and as a member of the Executive Committee, as well as Chair of our Compensation, Nominating, and Governance Committee.

2022 Proxy Statement	7

Proposal 1    Election of Directors

Jean-Jacques Lafont • Director Since 2020 • Age 62

Background

Jean-Jacques Lafont is the Co-Founder and Executive Chairman of Alliance Automotive Group, an entity that was acquired by the Company in 2017. Prior to his current role as Executive Chairman, Mr. Lafont was Chief Executive Officer of Alliance Automotive Group. Mr. Lafont co-founded Alliance Automotive Group in 1991 and spent 30 years building that business from the ground up. Prior to founding Alliance Automotive Group, Mr. Lafont spent six years working for Hewlett Packard Europe in various management roles.

Qualifications

Mr. Lafont is an industry veteran having spent over thirty years in the automotive aftermarket industry. Mr. Lafont has a deep understanding of the sales, operations, finance, strategic planning, and global sourcing aspects of the automotive aftermarket landscape in Europe and is highly beneficial to the strategic planning function of the Board, especially as it relates to the global automotive business. Mr. Lafont is also Non-Executive Chairman of the Supervisory Board of BME, a leading European building materials, sanitary and plumbing products distributor recently acquired by Blackstone.

Robert C. “Robin” Loudermilk, Jr. • Director Since 2010 • Independent Director • Audit Committee • Age 62

Background

Robert C. “Robin” Loudermilk, Jr. is President and Chief Executive Officer of The Loudermilk Companies, LLC, a real estate management company, a position he has held since January 1, 2012. Previously he served as President of Aaron’s Inc., a furniture, electronics and home appliance retailer from 1997 through November 2011 and as Chief Executive Officer of Aaron’s Inc. from 2008 through November 2011. He also served in various other positions at Aaron’s Inc., including service as the Chief Operating Officer from 1997 until 2008. Mr. Loudermilk also previously served as a director of Aaron’s Inc.

Qualifications

Mr. Loudermilk offers extensive knowledge of the real estate industry, as founder and CEO of a real estate management company in Atlanta. He also has over 25 years of experience working with a public company in various positions, including CEO, and over 10 years as an experienced senior executive. Mr. Loudermilk’s operational, financial and management expertise and expansive knowledge of a multi-store retail business are a significant contribution to the Board and Audit Committee.

Wendy B. Needham • Director Since 2003 • Independent Director • Executive Committee • Audit Committee (Chair) • Financial Expert • Age 69

Background

Wendy B. Needham was Managing Director, Global Automotive Research for Credit Suisse First Boston, an investment banking firm, from August 2000 to June 2003, and a Principal, Automotive Research, for Donaldson, Lufkin and Jenrette from 1994 to 2000. Ms. Needham previously served as a director of Asahi Tec.

Qualifications

Ms. Needham offers extensive knowledge and understanding of the U.S. and international auto industries as a former managing director of global automotive research at a global financial services company. Throughout her career she analyzed the financial performance and strategies of public companies in the global auto industry and brings this experience to bear as the Chair of the Company’s Audit Committee and member of the Executive Committee.

8	2022 Proxy Statement

Proposal 1    Election of Directors

Juliette W. Pryor • Director Since 2021 • Independent Director • Audit Committee • Age 57

Background

Juliette W. Pryor is General Counsel and Corporate Secretary of Albertsons Companies, a Fortune 100 grocery retailer, which operates over 2,000 stores and includes a network of 22 distribution centers and 20 manufacturing facilities in its operations. Ms. Pryor began in this role in June of 2020 and is responsible for the company’s legal, compliance, and government affairs functions. From 2016 to June 2020, Ms. Pryor served as General Counsel and Corporate Secretary for Cox Enterprises, a $20 billion family-owned conglomerate that operates in the communications, media and automotive sectors. Ms. Pryor previously worked at US Foods, Inc., where from 2005-2016 she led the legal, compliance, enterprise risk management, workforce safety, food safety, governance, government affairs and public policy functions. At different points during her tenure at US Foods, Ms. Pryor also held interim lead responsibility for human resources, diversity and inclusion and corporate communications. Before US Foods, Ms. Pryor served as General Counsel for telecom start up e.spire Communications and began her career in private practice with Skadden Arps, advising global clients on complex, international commercial transactions, in the energy, media, and telecom sectors.

Qualifications

Ms. Pryor is a skilled public and private company c-suite executive with 25+ years of business experience. Ms. Pryor has deep experience in the board room of multiple corporations, providing key leadership in IPOs, multi-billion-dollar divestitures and acquisitions, corporate restructurings, and entity transformations. Her knowledge and experience in the legal, compliance, regulatory, audit, human resources, public policy, diversity and inclusion, and corporate governance areas combined with her wealth of expertise in retail, distribution and automotive services make her a valuable addition to our board.

2022 Proxy Statement	9

Proposal 1    Election of Directors

E. Jenner Wood, III • Director Since 2014 • Independent Director • Compensation, Nominating and Governance Committee • Age 70

Background

E. Jenner Wood, III was Corporate Executive Vice President of SunTrust Banks, Inc. until his retirement in December of 2016. He was Chairman, President and Chief Executive Officer of the Atlanta Division of SunTrust Bank from April 2014 to October 2015 and served as a Corporate Executive Vice President of SunTrust Banks, Inc. from 2005 through his retirement in December of 2016. Mr. Wood is a member of the Board of Directors and Compensation and Management Succession Committee of The Southern Company and also serves as Chair of its Finance Committee. Mr. Wood is lead independent director of Oxford Industries and also is a member of its Nominating, Compensation, and Governance Committee as well as its Executive Committee. Mr. Wood also serves as the Chairman of the Robert W. Woodruff Foundation, the Joseph B. Whitehead Foundation, the Lettie Pate Evans Foundation and the Jesse Parker Williams Foundation, and also serves as a Trustee of the Sartain Lanier Family Foundation and Emory University.

Qualifications

Mr. Wood’s professional career includes over twenty years in executive management positions with SunTrust Banks, Inc. and its various affiliates and 40 years of experience in the areas of banking and investment management generally. Mr. Wood has served as a director on the Board of Southern Company since 2012 and currently serves on its Compensation and Management Succession Committee. Mr. Wood is the lead independent director at Oxford Industries, Inc. and also serves on its Nominating, Compensation, and Governance Committee. Mr. Wood’s insights with respect to financial matters and the financial services industry, including the retail and business aspects of banking operations, together with his extensive experience on the boards of directors and committees of public and private companies, make him a valuable asset to our Board and our Compensation, Nominating, and Governance Committee.

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Proposal 1    Election of Directors

Board Matrix

EXPERIENCE
Finance/Accounting	●			●	●		●				●		●
Distribution/Supply Chain	●		●						●			●
Automotive		●	●						●		●
Government/Regulatory	●	●			●		●	●				●	●
Legal	●				●			●				●
CEO/Leadership	●	●	●	●	●	●	●	●	●	●			●
Technology		●
International			●	●					●			●
Public Co. Board(s)	●		●	●		●	●	●					●
Independent	●	●		●	●	●	●	●		●	●	●	●

TENURE/AGE/GENDER/DIVERSITY
Years on the Board	7	2	10	8	5	11	7	20	2	12	19	1	8
Age	69	53	64	69	64	66	60	69	61	61	68	57	69
Gender	F	M	M	M	M	M	F	M	M	M	F	F	M
Gender/Race/Ethnicity/Nationality	●	●					●		●		●	●

2022 Proxy Statement	11

CORPORATE GOVERNANCE

Independent Directors

The Company’s common stock is listed on the New York Stock Exchange under the symbol “GPC.” The NYSE requires that a majority of the directors, and all of the members of certain committees of the board of directors be “independent directors,” as defined in the NYSE corporate governance standards. Generally, a director does not qualify as an independent director if the director (or in some cases, members of the director’s immediate family) has, or in the past three years has had, certain material relationships or affiliations with the Company, its external or internal auditors, or other companies that do business with the Company. The Board has affirmatively determined that eleven of the thirteen director nominees have no direct or indirect material relationships with the Company that would impair their independence and therefore are independent directors according to the NYSE rules and the Company’s Corporate Governance Guidelines.

The independent directors and nominees are: Elizabeth W. Camp, Richard Cox, Jr., Gary P. Fayard, P. Russell Hardin, John R. Holder, Donna W. Hyland, John D. Johns, Robert C. “Robin” Loudermilk, Wendy B. Needham, Juliette W. Pryor, and E. Jenner Wood.

Governance Highlights

The Board is committed to creating long-term value for our shareholders while operating in an ethical, environmentally sensitive and socially responsible manner. Highlights of our corporate governance structure are as follows:

Eleven of thirteen directors are independent.

Four of thirteen directors are female.

All Board committees are composed exclusively of independent directors.

We have a proxy access provision, which makes it possible for shareholders to nominate and include in the Company’s proxy materials a candidate for the Board.

We have a Lead Independent Director, elected by the independent members of the Board, who is available for consultation and direct communication with our shareholders.

Independent directors met in executive sessions chaired by the Lead Independent Director at all regularly scheduled Board meetings in 2021.

All of our directors are elected annually.

We have a majority vote requirement for uncontested director elections.

We do not have a poison pill.

The Board and its Committees conduct annual performance assessments.

Our executive officers and directors are all subject to robust stock ownership requirements.

We have instituted anti-hedging and anti-pledging policies.

We have a Board-adopted Human Rights Policy.

We have a Political Contributions Policy.

We conduct annual, proactive shareholder engagement on ESG topics.

We have exceptionally high meeting attendance by our Directors.

Corporate Governance Guidelines and Committee Charters

The Board of Directors has adopted Corporate Governance Guidelines that give effect to the NYSE’s requirements related to corporate governance and various other corporate governance matters. The Company’s Corporate Governance Guidelines, as well as the charters of the Compensation, Nominating and Governance Committee and the Audit Committee, are available on the Company’s website at www.genpt.com.

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Corporate Governance

Non-Management Director Meetings and Lead Independent Director

Pursuant to the Company’s Corporate Governance Guidelines, the Company’s non-management directors meet separately from the other directors in scheduled executive sessions at least four times annually and at such other times as may be scheduled by the Chairman of the Board or by the lead independent director or as may be requested by any non-management director.

The independent directors serving on the Company’s Board of Directors re-appointed John D. Johns to serve as the Board’s presiding independent director in April of 2021, and he has served in this role since April of 2017. As the lead independent director, Mr. Johns presides at all meetings of non-management and independent directors and serves as a liaison between the Chief Executive Officer and the non-management and independent directors. During 2021, the independent directors held five meetings without management present. Mr. Johns presided over all of these meetings.

Board Leadership Structure

The Board has strong governance structures and processes in place to ensure the independence of the Board. The Company’s Corporate Governance Guidelines allow the independent directors flexibility to split up or combine the roles of Chairman and CEO. The directors annually review the Board’s leadership structure to determine the structure that is in the best interests of the Company and its shareholders. In 2019, the Board appointed Mr. Donahue, the Company’s Chief Executive Officer to serve as Chairman of the Board. In his position as CEO, Mr. Donahue has primary responsibility for the day-to-day operations of the Company and provides consistent leadership on the Company’s key strategic objectives. In his role as Chairman of the Board, he sets the strategic priorities for the Board (with input from the lead independent director), presides over its meetings and communicates its strategic findings and guidance to management. The Board believes that the combination of these two roles provides more consistent communication and coordination throughout the organization, which results in a more effective and efficient implementation of corporate strategy. The Board believes that this leadership structure — a combined Chairman of the Board and Chief Executive Officer — is the most effective structure for the Company at this time and is instrumental in unifying the Company’s strategy behind a single vision. In addition, the deep involvement of the CEO in every aspect of the business allows him the opportunity to identify risks the Company may be facing and, in his role as Chairman, is able to facilitate the Board’s oversight of such risks. The Board believes that this leadership structure is currently the most effective structure for the Company and is in the best interests of its shareholders.

As noted earlier, the independent directors have appointed a lead independent director, which provides balance to the Board’s structure. Our lead independent director is responsible for facilitating Board involvement in material matters of the Company, ensuring that the Board is addressing major strategic and operational initiatives, reviewing information to be provided to the Board, consulting with directors, the CEO, and Company management, as well as presiding at executive sessions of the Board. With a supermajority of independent directors, an Audit Committee and a Compensation, Nominating and Governance Committee each composed entirely of independent directors, and a lead independent director to oversee all meetings of the non-management directors, the Company’s Board of Directors is comfortable that its current leadership structure provides for an appropriate balance that best serves the Company and its shareholders. The Board of Directors periodically reviews its leadership structure to ensure that it remains the optimal structure for the Company.

Director Nominating Process

Shareholders may recommend a director nominee by writing to the Corporate Secretary specifying the nominee’s name and the other required information as set forth in the Company’s By-laws. The By-laws require, among other things, that the shareholder making the nomination: (1) notify us in writing no later than the close of business on the 90th day and no earlier than the close of business on the 120th day prior to the first anniversary of the date of the Company’s notice of annual meeting sent to shareholders in connection with the previous year’s annual meeting; (2) include certain information about the nominee, including his or her name, occupation and Company share ownership; (3) include certain information about the shareholder proponent and the beneficial owner, if any on whose behalf the nomination is made, including such person or entity’s name, address, Company share ownership and certain other information regarding the relationship between the shareholder and beneficial owner, if applicable, and any derivative or hedging positions in Company securities; and (4) update the

2022 Proxy Statement	13

Corporate Governance

required information as of the record date and after any subsequent change. The notice must comply with all requirements of the By-laws and, if the nomination is to be included in next year’s proxy statement, the requirements of Exchange Act Rule 14a-18 must be timely received by the Corporate Secretary at Genuine Parts Company, 2999 Wildwood Parkway, Atlanta, Georgia 30339.

The Company’s By-laws provide that whenever the Board of Directors solicits proxies with respect to the election of directors at an annual meeting of shareholders, subject to certain requirements, a shareholder, or a group of up to 20 shareholders, owning 3% or more of the Company’s outstanding common stock continuously for at least three years can require the Company to include in its proxy materials for such annual meeting director nominations for up to the greater of (i) 20% of the number of directors up for election, rounding down to nearest whole number, or (ii) two directors. Shareholder requests to include shareholder nominees in the Company’s proxy materials for the 2023 annual meeting of shareholders must be received by the Corporate Secretary no earlier than October 2, 2022 and no later than November 1, 2022 and must satisfy the requirements specified in the Company’s By-laws.

The Company’s Board of Directors has established the following process for the identification and selection of candidates for director. The Compensation, Nominating and Governance Committee, in consultation with the Chairman of the Board, annually reviews the appropriate experience, skills, background and characteristics required of Board members in the context of the current membership of the Board to determine whether the Board would be enhanced by the addition of one or more directors. This review includes, among other relevant factors in the context of the perceived needs of the Board at that time, issues of experience, reputation, background, judgment, diversity and skills. With regard to diversity, the Board and the Compensation, Nominating and Governance Committee believe that sound governance of the Company in an increasingly complex international marketplace requires a wide range of viewpoints. As a result, to ensure the Board benefits from diverse perspectives, in any formal search for board candidates the Board shall consider candidates who reflect diverse backgrounds, including diversity of gender and race and/or ethnicity, and in cases where a search firm is retained by the Committee, the Committee will direct the search firm to include in its initial slate of candidates qualified candidates who reflect diverse backgrounds, including diversity of gender and race and/or ethnicity.

If the Compensation, Nominating and Governance Committee determines that adding a new director is advisable, the Committee initiates a search, working with other directors, management and, if it deems appropriate or necessary, a search firm retained to assist in the search. If a search firm is retained, the Committee will require that the slate of candidates presented must include gender and racially/ethnically diverse candidates. The Compensation, Nominating and Governance Committee considers all appropriate candidates proposed by management, directors and shareholders. Information regarding potential candidates is presented to the Compensation, Nominating and Governance Committee, and the Committee evaluates the candidates based on the needs of the Board at that time. Potential candidates are evaluated according to the same criteria, regardless of whether the candidate was recommended by shareholders, the Compensation, Nominating and Governance Committee, another director, Company management, a search firm or another third party. The Compensation, Nominating and Governance Committee then submits any recommended candidate(s) to the full Board of Directors for approval and recommendation to the shareholders for approval at the Company’s annual meeting of shareholders.

The Company’s Board of Directors is composed of individuals with diverse experience at policy-making levels in a variety of businesses, as well as in non-profit organizations, in areas that are relevant to the Company’s operations and activities. The Board views diversity broadly to include, among other things, differences in backgrounds, qualifications, experiences, viewpoint, geographic location, education, skills and expertise, professional and industry experience, and personal characteristics, including age, gender identity, ethnicity, nationality, race, and sexual orientation. The Board believes that a variety and balance of perspectives on the Board results in more thoughtful and robust deliberations, and ultimately, better decisions. Each director was nominated on the basis of the unique experience, background, qualifications, attributes and skills that he or she brings to the Board, as well as how those factors blend with those of the others on the Board as a whole.

Diversity, Equity, and Inclusion

Developing our people and sustaining our culture are important priorities for our Company. We promote a diverse, inclusive, and innovative culture that encourages and embraces change, diverse ideas, and perspectives.

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Corporate Governance

We strive to ensure our teammates reflect our global and diverse customer base. The Company is committed to creating a welcoming environment where all teammates have opportunities to grow and feel a sense of belonging, regardless of gender, sex, race, color, religion, national origin, age, disability, veteran status, sexual orientation, gender expression or experiences. The Company has taken several actions to improve inclusion in our recruiting process, which includes how we advertise job openings, develop position requirements, conduct interviews, and evaluate candidates, and also has developed initiatives to ensure we are developing and supporting our teammates, once they are hired. To support our talent initiatives and priorities, recruitment, training, talent development and succession planning is discussed regularly by management and the Compensation, Nominating, and Governance Committee.

To further advance our commitment to DE&I, in 2021 we hired a Director of DE&I and strengthened our equal employment opportunity policies. In addition, we established a formal DE&I Leadership Council comprised of representatives from throughout the organization. The Company’s goal is to increase diversity at all levels, from the Board of Directors through management and non-management positions, using internal advancement and promotion as well as external recruitment, hiring and retention of qualified females and minorities.

The Company’s ongoing and future DE&I initiatives include:

Increase the recruitment of diverse talent including expanding relationships with Historically Black Colleges and Universities (HBCU)

Development, retention and succession planning of employees

Unconscious bias training to executive and senior leaders, managers and supervisors

Scholarships to dependents of GPC employees with HBCU students strongly encouraged to apply

Alignment of corporate giving with DE&I principles and goals

Collaboration with organizations that support women

Recruitment and engagement of more women and minorities as owners of NAPA stores

Company-wide supplier diversity program

Monthly speaker series that highlights women’s history, Asian history, autism awareness, and lesbian, gay, bisexual, transgender, and queer-plus history, among others

Formation of Business Resource Groups

Talent Development and Succession Planning

The Compensation, Nominating and Governance Committee oversees the development and implementation of succession plans for the senior management team. The process includes the CEO, President, and Executive Vice President and Chief Human Resources Officer undertaking a full review of performance and development of senior leaders across the organization, and they then present and discuss with the Compensation, Nominating, and Governance Committee their evaluations and recommendations for senior management development and succession on a regular basis. The Compensation, Nominating and Governance Committee also assists the Board with oversight of CEO succession planning. The CEO, President, and the Executive Vice President and Chief Human Resources Officer regularly update the Compensation, Nominating, and Governance Committee on plans for CEO succession, and the topic is discussed regularly during the executive session of Compensation, Nominating, and Governance Committee meetings. While internal candidates are always being trained and developed for potential succession into the CEO role, it is the Company and the Board’s policy, that if an external search firm is ever used for assistance with CEO succession planning, the Committee and/or Board will instruct the search firm to include in its initial slate of candidates qualified people who reflect diverse backgrounds, including diversity of gender and race and/or ethnicity.

2022 Proxy Statement	15

Corporate Governance

Communications with the Board

The Company’s Corporate Governance Guidelines provide for a process by which shareholders or other interested parties may communicate with the Board, a Board committee, the lead independent director, the non-management directors as a group, or individual directors. Shareholders or other interested parties who wish to communicate with the Board, a Board committee or any such other individual director or directors may do so by sending written communications addressed to the Board of Directors, a Board committee or such individual director or directors, c/o Corporate Secretary, Genuine Parts Company, 2999 Wildwood Parkway, Atlanta, Georgia 30339. This information is also available on the Company’s website at www.genpt.com. All communications will be compiled by the Secretary of the Company and forwarded to the members of the Board to whom the communication is directed or, if the communication is not directed to any particular member(s) of the Board, the communication shall be forwarded to all members of the Board of Directors.

Annual Performance Evaluations

The Board recognizes that a robust and constructive evaluation process is an essential part of good corporate governance and Board effectiveness. The Company’s Corporate Governance Guidelines provide that the Board of Directors shall conduct an annual evaluation to determine, among other matters, whether the Board and the Committees are functioning effectively. The Compensation, Nominating and Governance Committee is responsible for overseeing this self-evaluation process. The Audit Committee and the Compensation, Nominating and Governance Committee are also required to each conduct an annual self-evaluation. Through the performance evaluations, directors review the Board’s and Committees’ performances, including areas where the Board and Committees feel they function effectively, and importantly, areas where the Board and Committees believe they can improve. Evaluation results requiring additional consideration are addressed at subsequent Board and Committee meetings.

The Board, Audit Committee, and Compensation, Nominating and Governance Committee each conducted an annual self-evaluation process during 2021, and feedback from the process was reported to and discussed by the Board. Changes to processes and procedures of the Board and Committees based on such feedback are continuously being implemented and are monitored in future evaluations.

Board Oversight of Risk

The Company’s Board of Directors recognizes that, although risk management is primarily the responsibility of the Company’s management team, the Board plays a critical role in the oversight of risk. The Board believes that an important part of its responsibilities is to assess the major risks the Company faces and review the Company’s options for monitoring and controlling these risks. The Board assumes responsibility for the Company’s overall risk assessment.

The Board as a whole examines specific business risks in its regular reviews of the individual business units and also on a Company-wide basis as part of its regular strategic reviews. In addition to periodic reports from two committees (discussed below) about risks, the Board receives presentations throughout the year from various business units and management that include discussion of significant risks specific to such business unit. Periodically, at Board meetings, management discusses matters of particular importance or concern, including any significant areas of risk requiring Board attention.

The Audit Committee has specific responsibility for oversight of risks associated with financial accounting and audits, internal control over financial reporting, and information technology and cyber security risk. The Audit Committee monitors and reviews applicable enterprise risks identified as part of the Company’s enterprise risk management program, including the Company’s risk assessment and management policies, the Company’s major financial risk exposure and cyber and information security exposure and the steps taken by management to monitor and mitigate such exposure. The Audit Committee receives updates at every Committee meeting specific to the Company’s cyber security program and IT security risk, including descriptions of mitigation and incident response plans and overviews of awareness and training programs. The full Board receives periodic updates from the Audit Committee Chair on cyber security and IT security risk and mitigation strategies and also receives periodic updates directly from the Chief Information and Digital Officer and Chief Information Security Officer.

16	2022 Proxy Statement

Corporate Governance

The Compensation, Nominating and Governance Committee oversees the risks relating to the Company’s compensation policies and practices, management development, talent strategy, including diversity, equity and inclusion, leadership succession, and the Company’s Environmental, Social, and Governance (“ESG”) principles and initiatives.

The Compensation, Nominating and Governance Committee annually reviews with management the design and operation of the Company’s incentive compensation arrangements for all employees, including executive officers, for the purpose of determining whether such programs might encourage inappropriate risk-taking that could have a material adverse effect on the Company. In advance of such review, the Company identifies internal and external factors that comprise the Company’s primary business risks, and management compiles an inventory of incentive compensation arrangements, which are then summarized for the Compensation, Nominating and Governance Committee and reviewed for the purpose of identifying any aspects of such programs that might encourage behaviors that could exacerbate the identified business risks.

In conducting this assessment for 2021, the Compensation, Nominating and Governance Committee considered the performance objectives and target levels used in connection with these incentive awards and also the features of the Company’s compensation program that are designed to mitigate compensation-related risk. Based on such assessment, the Compensation, Nominating and Governance Committee concluded that the Company’s compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company.

Code of Conduct and Ethics

The Board of Directors has adopted a Code of Conduct for Employees, Contract and/or Temporary Workers, and Directors and a Code of Conduct for Senior Financial Officers, both of which are available on the Company’s website at www.genpt.com. These Codes of Conduct comply with NYSE and Securities and Exchange Commission (the “SEC”) requirements, including procedures for the confidential, anonymous submission by employees or others of any complaints or concerns about the Company or its accounting, internal accounting controls or auditing matters. The Company will post any amendments to or waivers from the Code of Conduct (to the extent applicable to the Company’s executive officers and directors) on its website.

Supply Chain Responsibility and Human Rights

To help ensure the products we distribute are manufactured and delivered with high ethical standards, our Supplier Code of Conduct and our Human Rights Policy focus on responsible sourcing throughout our supply chain. Our supplier expectations and human rights policy include the Company’s commitment to providing a safe and fair workplace that upholds and respects international human rights standards. These principles are applicable to all Company teammates and are approved and monitored by the Company’s executive leadership. For more information on our commitment to uphold Human Rights everywhere we do business, we invite you to view our Human Rights policy at: www.genpt.com.

Anti-Hedging and Anti-Pledging Policies

Pursuant to our Insider Trading Policy, our directors, officers and employees are prohibited from purchasing financial instruments, or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company common stock, such as prepaid variable forward contracts, equity swaps, collars, forward sale contracts and exchange funds. Additionally, our directors and executive officers are prohibited from pledging Company stock as collateral for a loan.

2022 Proxy Statement	17

Corporate Governance

Environmental & Social Responsibility

The Company is committed to operating all aspects of its business with integrity, contributing to our local communities in a multitude of meaningful ways, promoting a culture of diversity, equity and inclusion, and using our natural resources thoughtfully and responsibly. These and other environmental, social and governance (“ESG”) matters are core to how we run our business and align closely with our corporate values. The Compensation, Nominating, and Governance Committee has primary responsibility for oversight of the Company’s ESG initiatives. This oversight includes receiving regular reports from management on ESG strategy and initiatives as well as feedback from engagements with shareholders and stakeholders on the topic of ESG. As appropriate, the full Board receives a report on our sustainability strategy and activities, including a discussion of our ESG communications and disclosures as well as regular updates on our annual Sustainability Report.

18	2022 Proxy Statement

SUSTAINABILITY PRINCIPLES AND MATERIAL ISSUES

SUSTAINING OUR LIVING ENVIRONMENT	SUSTAINING OUR DIVERSE AND INCLUSIVE WORKFORCE	SUSTAINING OUR GIVING COMMUNITY

▶  Reduction of
greenhouse gas emissions, energy and water use, and waste

▶  Pilot program testing electric vehicle technology in certain markets.

▶  Integration of
sustainability principles
and best practices by
our executives, sales teams, distribution
centers, stores, vendors and supply chain

▶  Weaving Diversity,
Equity, and Inclusion strategies into the
fabric of the Company

▶  Recruiting talent representative of the communities we serve

▶  Retaining and
developing
diverse talent

▶  Advancing pay equity

▶  Mitigating unconscious
bias and modeling
inclusive behaviors

▶ Building and uplifting our communities ▶ Helping to close the education achievement gap in under-resourced communities ▶ Supporting hospitals, health centers, first responders and healthcare workers

Our Sustainability Report Update, most recently published on September 30, 2021 on the investor page of our website, www.genpt.com, describes key corporate social responsibility and sustainability topics relevant to the Company, our initiatives related to those topics, and our progress with respect to those initiatives. In 2021, in response to feedback from investors and other stakeholders, the Company made several enhancements to our annual Sustainability Report, including specifically addressing our plans to measure our global carbon footprint and form a plan to reduce our carbon emissions, including setting carbon emission reduction targets, as well as sharing our continued progress with respect to diversity, equity, and inclusion. Additionally in 2021, in response to feedback from key stakeholders, the Company incorporated disclosures in accordance with the Task Force on Climate-Related Financial Disclosures framework, in addition to its prior and continued use of the Sustainability Accounting Standards Board framework. In 2021, we also published our Political Contributions Policy on the investor page of our website. This policy communicates our commitment to support and encourage our employees to be civically minded and active concerning issues and causes that are important to them, including participation in our democratic process by voting and endorsing candidates and causes they support; however, the policy covers the Company’s longstanding practice of not supporting individual candidates or making donations to political parties or Political Action Committees (PACs). We invite you to review these recent publications on www.genpt.com.

Stakeholder Engagement

Our stakeholders consist of many individuals and groups across our value chain and beyond who are touched by our activities. We actively engage with internal and external stakeholders through a variety of channels to help us achieve our goal to be a world-class service organization. We strongly believe that the continued success of our

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Sustainability Principles and Material Issues

sustainability programs requires being responsive to the feedback from our employees, investors, suppliers, partners, communities and customers.

We approach stakeholder engagement as an integrated, year-round process. We actively solicit stakeholder feedback on all aspects of our business and incorporate stakeholder perspectives into our discussions and decision-making.

Shareholder Engagement Program

In 2021 we reached out to our top 25 shareholders to get their input on our ESG and sustainability disclosures and initiatives. Our discussions during this engagement program in the areas of corporate governance, executive compensation, and environmental and social responsibility practices have been an important part of our Board discussions and have influenced many decisions in these areas. In response to our 2021 engagements with our shareholders, we have enhanced our disclosures in areas that are top of mind for them. For example, our 2021 Sustainability Report, available at www.genpt.com, utilizes the Task Force on Climate-Related Financial Disclosures framework in addition to the Sustainability Accounting Standards Board Framework for Multiline and Specialty Retailers and Distributors. From our conversations with investors, it was apparent that these two frameworks are the ones they find most valuable when assessing the companies they invest in. Additionally, we are focusing our efforts to measure our global carbon footprint and are developing a strategy to measurably reduce our carbon emissions year over year. We plan to disclose our carbon emission reduction strategy, including emission reduction targets, in our 2022 Sustainability Report. From our engagement sessions, it was apparent that carbon emissions is top of mind for many of our investors. Finally, focus on diversity, equity, and inclusion was a common topic of discussion on our engagement calls. We plan to continue our work in this area and enhance our disclosures in our future reporting. Next year, we plan to continue our engagement program with our top shareholders in order to continue to identify opportunities of focus in the ESG areas and to continue to enhance our disclosures in the ESG area.

Board Attendance

The Company’s Corporate Governance Guidelines provide that all directors are expected to attend all meetings of the Board and committees on which they serve and are also expected to attend the Annual Meeting of Shareholders. During 2021, the Board of Directors held 7 meetings, five regularly scheduled meetings and two special meetings. Two directors missed one meeting; otherwise, all of the directors attended all of the Board of Director meetings. All committee members attended all of the committee meetings on which they served. All of the Company’s directors attended the Company’s 2021 Annual Meeting.

20	2022 Proxy Statement

Sustainability Principles and Material Issues

Board Committees

The Board presently has three standing committees. Information regarding the functions of the Board’s committees, their present membership and the number of meetings held by each committee during 2021 is set forth below:

Director	Audit	Compensation, Nominating and Governance	Executive

Elizabeth W. “Betsy” Camp

Richard Cox, Jr.

Paul D. Donahue

Gary P. Fayard

P. Russell Hardin

John R. Holder

Donna W. Hyland

John D. Johns (Lead Independent Director)

Jean-Jacques Lafont

Robert C. “Robin” Loudermilk, Jr.

Wendy B. Needham

Juliette W. Pryor

E. Jenner Wood III

TOTAL MEETINGS HELD IN 2021	6	4	4

 Chair      Member

Audit Committee.    The Audit Committee’s main role is to assist the Board of Directors with oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence and (4) the performance of the Company’s internal audit function and independent auditors. As part of its duties, the Audit Committee assists in the oversight of (a) management’s assessment of and reporting on the effectiveness of internal control over financial reporting, (b) the independent auditor’s integrated audit, which includes expressing an opinion on the conformity of the Company’s audited financial statements with United States generally accepted accounting principles, (c) the independent auditor’s audit of the Company’s internal control over financial reporting, which includes expressing an opinion on the effectiveness of the Company’s internal control over financial reporting, (d) the Company’s risk assessment and risk management, and (e) the Company’s cyber security program. (See also “Board Oversight of Risk” above.) The Audit Committee oversees the Company’s accounting and financial reporting processes and has the authority and responsibility for the appointment, retention and oversight of the Company’s independent auditors, including pre-approval of all audit and non-audit services to be performed by the independent auditors. The Audit Committee annually reviews and approves the firm to be engaged as independent auditors for the Company for the next fiscal year, reviews with the independent auditors the plan and results of the audit engagement, reviews the scope and results of the Company’s procedures for internal auditing and monitors the design and maintenance of the Company’s internal accounting controls. Additionally, as noted above, the Audit Committee oversees the Company’s cyber security program and receives updates at every meeting from the Chief Information and Digital Officer and the Chief Information Security Officer on cyber risk and mitigation initiatives including incident response plans and preparedness, including reviews of simulations and table top exercises, disaster recovery and business continuity, and cyber awareness and training. The Committee also receives regular updates on the status of the Company’s cyber security insurance as well as cyber security program maturity, peer analyses and audit results by external auditors that evaluate the Company’s program using the National Institute of Standards and Technology (“NIST”) cyber security framework. The Audit Committee Report appears later in this proxy statement. The charter of the Audit Committee is available on the Company’s website at www.genpt.com.

2022 Proxy Statement	21

Sustainability Principles and Material Issues

The current members of the Audit Committee are Wendy Needham (Chair), Elizabeth Camp, Richard Cox, Gary Fayard, Robin Loudermilk and Juliette Pryor. All members of the Audit Committee are independent of the Company and management, as required by the NYSE listing standards and SEC requirements. The Board has determined that all members of the Audit Committee meet the financial literacy requirements of the NYSE corporate governance listing standards. During 2021, the Audit Committee held six meetings. The Board of Directors has determined that Ms. Camp, Mr. Fayard, and Ms. Needham meet the requirements adopted by the SEC for qualification as an “audit committee financial expert.”

Compensation, Nominating and Governance Committee.    The Compensation, Nominating and Governance Committee is responsible for (1) determining and evaluating the compensation of the Chief Executive Officer and other executive officers and key employees and approving and monitoring our executive compensation plans, policies, and programs, (2) identifying and evaluating potential nominees for election to the Board and recommending candidates for consideration by the Board and shareholders, (3) developing and recommending to the Board a set of Corporate Governance Guidelines, as well as periodically reevaluating those Corporate Governance Guidelines, (4) overseeing and guiding the strategy of the Company’s environmental, social, and governance initiatives, including oversight of the corporate culture, talent strategy, and the Company’s diversity, equity and inclusion initiatives, (5) overseeing the evaluation of the Board of Directors and management, and (6) developing and advising on succession planning for key executive roles within the Company, including the CEO role. The Committee also periodically reviews and evaluates the risk involved in the Company’s compensation policies and practices and the relationship of such policies and practices to the Company’s overall risk and management of that risk.

For 2021, the Committee independently retained a compensation consultant, Meridian Compensation Partners, LLC, to assist it in its review of executive compensation practices, including the competitiveness of pay levels, design issues, market trends and technical considerations.

During the year, Meridian assisted the Committee with the development of competitive market data for executives and a related assessment of the Company’s executive compensation levels, a risk assessment of the Company’s incentive compensation, and also provided legislative and regulatory updates and guidance regarding reporting of executive compensation under the SEC’s proxy disclosure rules. Meridian also assisted the Committee in adjusting its compensation program to account for the continued uncertainty of COVID-19. Our Chief Executive Officer, with input from our President, Executive Vice President and Chief Financial Officer, Executive Vice President and Chief Human Resources Officer, Business Unit leaders and Meridian, recommended to the Committee base salary, target bonus levels, actual bonus payouts and long-term incentive grants for our senior executives that were backed by market data and were aligned with the Company’s talent and business strategies. The Committee considered, discussed, modified as appropriate, and took action on such proposals. The Committee has agreed that Meridian will play a similar role for 2022.

The Compensation, Nominating and Governance Committee annually considers whether the work of any compensation consultant raised any conflict of interest. For 2021, the Committee considered various factors, including the six factors mandated by SEC rules, and determined that with respect to executive and director compensation-related matters, no conflict of interest was raised by the work of Meridian. The Committee also considers the six independence factors mandated by SEC rules before engaging any other compensation advisers.

The current members of the Compensation, Nominating and Governance Committee are Johnny Johns (Chair), Russ Hardin, John Holder, Donna Hyland and Jenner Wood. All members of the Compensation, Nominating and Governance Committee are independent of the Company and management, as required by the NYSE listing standards and the SEC. During 2021, the Compensation, Nominating and Governance Committee held four meetings. The charter of the Compensation, Nominating and Governance Committee is available on the Company’s website at www.genpt.com.

Executive Committee.    The Executive Committee is authorized, to the extent permitted by law, to act on behalf of the Board of Directors on all matters that may arise between regular meetings of the Board upon which the Board of Directors would be authorized to act. The current members of the Executive Committee are Paul Donahue (Chair), Johnny Johns and Wendy Needham. During 2021, the Executive Committee held four meetings.

22	2022 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information as of February 22, 2022, as to all persons or groups known to the Company to be beneficial owners of more than five percent of the outstanding common stock of the Company.

Title of Class	Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class

Common Stock, $1.00 par value	The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	16,607,062(1)	11.7%

Common Stock, $1.00 par value	Blackrock, Inc. 55 East 52nd Street New York, NY 10055	12,688,709(2)	8.9%

Common Stock, $1.00 par value	State Street Corporation State Street Financial Center One Lincoln Street Boston, MA 02111	8,109,341(3)	5.7%

(1)

This information is based upon information included in a Schedule 13G/A filed on February 9, 2022 by The Vanguard Group. The Vanguard Group reports shared voting power with respect to 225,169 shares, sole dispositive power with respect to 16,020,014 shares and shared dispositive power with respect to 587,048 shares.

(2)

This information is based upon information included in a Schedule 13G/A filed on January 31, 2022 by Blackrock, Inc. Blackrock, Inc. reports sole voting power with respect to 10,940,328 shares and sole dispositive power with respect to all 12,688,709 shares. According to the filing, the reported shares are held by Blackrock, Inc. through subsidiaries.

(3)

This information is based upon information included in a Schedule 13G filed on February 11, 2022 by State Street Corporation. State Street Corporation reports shared voting power with respect to 7,316,548 and shared dispositive power with respect to 8,081,541 shares. According to the filing, the reported shares are held by State Street Corporation through subsidiaries.

2022 Proxy Statement	23

SECURITY OWNERSHIP OF MANAGEMENT

Based on information provided to the Company by the named persons, set forth in the table below is information regarding the beneficial ownership of common stock of the Company held by the Company’s directors and nominees for director, the named executive officers (as defined in “Executive Compensation” below) and all directors, nominees for director and executive officers of the Company as a group as of February 22, 2022:

Director/Nominee/Executive Officer	Shares of Common Stock Beneficially Owned(1)		Percentage of Common Stock Outstanding

Randy P. Breaux	9,693	(2)	*

Elizabeth W. Camp	12,790	(3)	*

Richard Cox, Jr.	5,962	(4)	*

Paul D. Donahue	141,430	(5)	*

Gary P. Fayard	23,179	(6)	*

P. Russell Hardin	12,479	(7)	*

Kevin E. Herron	18,711	(8)	*

John R. Holder	37,072	(9)	*

Donna W. Hyland	18,084	(10)	*

John D. Johns	53,221	(11)	*

Jean-Jacques Lafont	11,642	(12)	*

Robin C. Loudermilk	46,815	(13)	*

Wendy B. Needham	25,122	(14)	*

Juliette W. Pryor	2,287	(15)	*

William P. Stengel	420	(16)	*

E. Jenner Wood	18,016	(17)	*

Carol B. Yancey	2,655,737	(18)	1.9%

Directors, Nominees, and Executive Officers as a Group (17 persons)	3,092,660	(19)	2.2%

*	Less than 1%

(1)

Information relating to the beneficial ownership of Common Stock by directors and executive officers is based upon information furnished by each such individual using “beneficial ownership” concepts set forth in rules promulgated by the SEC. Except as indicated in other footnotes to this table, directors and executive officers possessed sole voting and investment power with respect to all shares set forth by their names. The table includes, in some instances, shares in which members of a director’s or executive officer’s immediate family or trusts or foundations established by them have a beneficial interest and as to which the director or executive officer disclaims beneficial ownership.

(2)

Includes 3,055 shares subject to stock appreciation rights that are currently exercisable. Does not include 18,930 restricted stock units that each represent a right to receive one share of Common Stock on the vesting date, subject to earlier settlement in certain events outside the control of Mr. Breaux.

(3)

Includes 10,618 restricted stock units that each represent a right to receive one share of Common Stock on the vesting date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement.

(4)

Includes 4,096 restricted stock units that each represent a right to receive one share of Common Stock on the vesting date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement, and (ii) 1,866 shares of Common Stock equivalents held in Mr. Cox’s stock account under the Directors’ Deferred Compensation Plan.

(5)

Includes 35,510 shares subject to stock appreciation rights that are currently exercisable and 82,951 shares held in a family trust. Does not include 132,518 restricted stock units that each represent a right to receive one share of Common Stock on the vesting date, subject to earlier settlement in certain events outside the control of Mr. Donahue.

(6)

Includes (i) 10,618 restricted stock units that each represent a right to receive one share of Common Stock on the vesting date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement, and (ii) 7,282 shares of Common Stock equivalents held in Mr. Fayard’s stock account under the Directors’ Deferred Compensation Plan.

24	2022 Proxy Statement

Security Ownership of Management

(7)

Includes (i) 8,290 restricted stock units that each represent a right to receive one share of Common Stock on the vesting date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement, and (ii) 4,189 shares of Common Stock equivalents held in Mr. Hardin’s stock account under the Directors’ Deferred Compensation Plan.

(8)

Includes 4,625 shares subject to stock appreciation rights that are currently exercisable. Does not include 20,375 restricted stock units that each represent a right to receive one share of Common Stock on the vesting date, subject to earlier settlement in certain events outside the control of Mr. Herron.

(9)

Includes (i) 10,619 restricted stock units that each represent a right to receive one share of Common Stock on the vesting date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement, and (ii) 8,801 shares of Common Stock equivalents held in Mr. Holder’s stock account under the Directors’ Deferred Compensation Plan.

(10)

Includes (i) 10,618 restricted stock units that each represent a right to receive one share of Common Stock on the vesting date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement, and (ii) 5,794 shares of Common Stock equivalents held in Ms. Hyland’s stock account under the Directors’ Deferred Compensation Plan.

(11)

Includes (i) 10,619 restricted stock units that each represent a right to receive one share of Common Stock on the vesting date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement, (ii) 27,677 shares of Common Stock equivalents held in Mr. Johns’ stock account under the Directors’ Deferred Compensation Plan, and (iii) 2,053 shares owned by Mr. Johns’ spouse, as to which Mr. Johns disclaims beneficial ownership.

(12)

Includes 8,828 restricted stock units that each represent a right to receive one share of Common Stock on the vesting date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement.

(13)

Includes (i) 10,619 restricted stock units that each represent a right to receive one share of Common Stock on the vesting date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement, and (ii) 11,842 shares of Common Stock equivalents held in Mr. Loudermilk’s stock account under the Directors’ Deferred Compensation Plan.

(14)

Includes (i) 10,619 restricted stock units that each represent a right to receive one share of Common Stock on the vesting date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement.

(15)

Includes (i) 1,482 restricted stock units that each represent a right to receive one share of Common Stock on the vesting date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement, and (ii) 805 shares of Common Stock equivalents held in Ms. Pryor’s stock account under the Directors’ Deferred Compensation Plan.

(16)

Does not include 34,154 restricted stock units that each represent a right to receive one share of Common Stock on the vesting date, subject to earlier settlement in certain events outside the control of Mr. Stengel.

(17)

Includes (i) 10,618 restricted stock units that each represent a right to receive one share of Common Stock on the vesting date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement, (ii) 2,447 shares of Common Stock equivalents held in Mr. Wood’s stock account under the Directors’ Deferred Compensation Plan, and (iii) 100 shares held in trust for one of Mr. Wood’s children to which Mr. Wood disclaims beneficial ownership.

(18)

Includes 10,985 shares subject to stock appreciation rights that are currently exercisable. Does not include 41,360 restricted stock units that each represent a right to receive one share of Common Stock on the vesting date, subject to earlier settlement in certain events outside the control of Ms. Yancey. Also includes 1,501,500 shares held in trust for Company employees under the Company’s Pension Plan for which Ms. Yancey is one of six trustees and 1,088,532 shares held in a benefit fund for Company employees of which Ms. Yancey is one of four trustees.

(19)

Includes (i) 54,175 shares or rights issuable to certain executive officers upon the exercise of stock appreciation rights, (ii) 1,501,500 shares held in trust for Company’s employees under the Company’s Pension Plan, (iii) 1,088,532 shares held in a benefit fund for Company employees, and (iv) 70,703 shares held as Common Stock equivalents in directors’ stock accounts under the Directors’ Deferred Compensation Plan.

2022 Proxy Statement	25

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

In this section, an overview and analysis is provided of our executive compensation programs and policies, the material compensation decisions we have made under those programs and policies, and the material factors that we considered in making those decisions. Later in this proxy statement under the heading “Additional Information Regarding Executive Compensation” you will find a series of tables containing specific information about the compensation earned or paid in 2021 to the following individuals, who are referred to as our named executive officers:

•	Paul D. Donahue, Chairman & Chief Executive Officer

•	William P. Stengel, President

•	Carol B. Yancey, Executive Vice President & Chief Financial Officer

•	Kevin E. Herron, President—U.S. Automotive Group

•	Randall P. Breaux, President—Motion Industries

The discussion below is intended to explain the information provided in the detailed compensation tables at the end of this section in order to put that information into context within the Company’s overall compensation program.

2021 In Brief

During 2021, the Compensation, Nominating and Governance Committee actions and our pay-for-performance program operated such that actual compensation earned by executives reflected the performance of the Company. Highlights for 2021 are as follows:

Performance

•	Reported sales of $18.9 billion, up 14.1% from prior year, and 108% of our target.

•	Adjusted EBITDA of $1.7 billion which was 116% of our target.

•	Working capital performance improved and was a source of operating cash flow, and was achieved at 150% of our target.

•

Total shareholder return was 43.4% compared to the Company’s long term shareholder return target of 10-13%. This served to increase both shareholder wealth and the value of equity awards previously granted to our executives.

Plan Payouts

As a result of the above and other performance results, 2021 bonus payouts were above target and earning of performance-based restricted units, which are based on Corporate Adjusted EBITDA, were also above target.

•

Payouts of 2021 annual incentive awards for Messrs. Donahue, Stengel, and Ms. Yancey were 185% of the total target amount, based on the Company’s 2021 adjusted EBITDA of $1,681,515,000 or 116% of the target amount, trade sales of $20,096,141,000 or 108% of the target amount and working capital improvement at 150% of the target amount.

•

Payout of Mr. Herron’s 2021 annual incentive award was 167% of the total target amount. This award was earned based on the Automotive Group’s adjusted EBITDA at 108% of the target amount, trade sales at 106% of the target amount and working capital improvement at 150% of the target amount.

•

Payout of Mr. Breaux’s 2021 annual incentive award was 175% of the total target amount. This award was earned based on the Industrial Parts Group’s adjusted EBITDA at 117% of the target amount, trade sales at 106% of the target amount and working capital improvement at 150% of the target amount.

26	2022 Proxy Statement

Compensation Discussion and Analysis

•

The performance-based restricted stock units granted in 2021, which are earned solely based on 2021 Adjusted EBITDA, were earned at 150% of target for each NEO. Earned shares vest after two additional years of continued employment.

2021 Pay Opportunities

2021 base salary increases were generally between 0% and 3% and target bonus percentages remained consistent with 2020, with limited exceptions in order to recognize expansion of roles or meaningful gaps to market data.

Long-term incentive awards in the form of Performance Restricted Stock Units (“PRSUs”) and Restricted Stock Units (“RSUs”) were granted to our executive officers and other participants in 2021 with an increase in value relative to prior year grants to more closely align the awards with market data relating to our peer companies.

•	PRSU payouts were dependent on achievement of an Adjusted EBITDA performance goal for 2021.

•	RSUs deliver value to executive officers over a three year graded vesting period, with one third of RSUs vesting on the anniversaries of the grant date.

Best Practices

Our compensation programs reflect a “best practices” approach to pay and governance:

We have no employment contracts or guaranteed severance arrangements with named executive officers other than our “double-trigger” change in control agreements.

We have minimum three year vesting for our long-term incentives (PRSUs and RSUs).

Our change-in-control severance agreements with the named executive officers do not provide for any excise tax gross ups.

Grants of long-term incentives are subject to “double-trigger” vesting upon a change in control.

We evaluate the competitiveness of target pay opportunities for base salary, target bonus and long-term incentives as a group relative to the size-adjusted 50th percentile of the market data.

A high percentage of our CEO and NEO’s compensation is performance-based and/or tied to stock price.

Our robust stock ownership guidelines result in our executives being long-term holders of our stock.

Our Annual Incentive and Long-Term Incentive programs contain clawback provisions.

We have no tax gross-ups for perquisites or benefits other than relocation.

We have never re-priced long term incentive awards.

We pay dividend equivalents on performance-based restricted stock units only to the extent such units are earned through performance.

We have instituted anti-heding and anti-pledging policies.

Consideration of Last Year’s Advisory Shareholder Vote on Executive Compensation

At the 2021 Annual Meeting of Shareholders, approximately 90% of the shares present and entitled to vote were cast in support of the compensation of the Company’s named executive officers, as discussed and disclosed in the 2021 Proxy Statement.

The Board and the Committee considered the strong shareholder support of the compensation paid to our named executive officers evidenced by the results of this advisory vote, and as a result, do not plan to make any

2022 Proxy Statement	27

Compensation Discussion and Analysis

specific changes to our executive compensation program for 2022 in response. Future advisory votes on executive compensation will serve as an additional tool to guide the Board and the Committee in evaluating the alignment of the Company’s executive compensation program with the interests of the Company and its shareholders.

Compensation Philosophy and Objectives

Our overall goal in compensating executive officers is to attract, retain and motivate key executives of superior ability who are critical to our future success. We believe that short-term and long-term incentive compensation opportunities provided to executive officers should be directly aligned with our performance, and our compensation is structured to ensure that a significant portion of executives’ compensation opportunities is directly related to achievement of financial and operational goals and other factors that increase shareholder value.

Our compensation decisions with respect to executive officer salaries, annual incentives, and long-term incentive compensation opportunities are influenced by (a) the executive’s level of responsibility and function within the Company, (b) the overall performance and profitability of the Company, (c) our assessment of the competitive marketplace, including other peer companies, and (d) the economic environment. Our philosophy is to focus on total direct compensation opportunities through a mix of base salary, annual cash bonus and long-term incentives, including stock-based awards.

We also believe that the best way to directly align the interests of our executives with the interests of our shareholders is to make sure that our executives acquire and retain a significant level of stock ownership throughout their tenure with the Company. Our compensation program pursues this objective in two ways: through our equity-based long-term incentive awards and our stock ownership guidelines for our senior executives, as described in more detail below.

Overview of Executive Compensation Components

The Company’s executive compensation program consists of several compensation elements, as described in the table below.

Pay Element	What the Pay Element is Designed to Reward	Objective of the Pay Element	Why We Choose to Pay Each Element

Base Salary	Core competence in the executive role relative to skills, experience and contributions to the Company	Provide fixed compensation based on competitive market practice	Provide a standard element of competitive market pay

Annual Cash Incentive	Contributions toward the Company’s achievement of specified adjusted EBITDA, revenue and asset management goals	• Provide focus on meeting critical annual goals that lead to our long-term success • Provide annual performance-based cash incentive compensation	Motivate achievement of critical annual performance goals

Long-Term Incentives

Performance Restricted Stock Units (PRSUs):

•  Adjusted EBITDA performance determines the number of PRSUs that are earned

•  Focus on the Company’s stock price performance

•  Continued employment with the Company during

		The combination of RSUs and PRSUs provides a blended long-term focus on: • Sustained stock price performance • Achievement of Adjusted EBITDA targets • Executive ownership of our stock	Align executives’ interests with those of shareholders and enhance their retention

28	2022 Proxy Statement

Compensation Discussion and Analysis

Pay Element	What the Pay Element is Designed to Reward	Objective of the Pay Element	Why We Choose to Pay Each Element

an additional two-year vesting period (three years including the performance year)

Restricted Stock Units (RSUs):

•  Focus on the Company’s stock price performance

•  Continued employment with the Company during a three year graded vesting period

• Executive retention in a challenging business environment and competitive labor market

Retirement Benefits Plans are described in detail later in this proxy statement under the heading “Additional Information Regarding Executive Compensation”

Executives are eligible to participate in employee benefit plans available to all employees as well as:

•  Tax Deferred Savings Plan: Rewards saving for retirement

•  Supplemental Retirement Plan (SRP): Provides executive retirement benefits and rewards executives for continued employment

•  Tax Deferred Savings Plan: Provide a voluntary tax-deferred retirement savings vehicle for our executive officers

•  SRP: Provide additional non-qualified retirement benefits for our executive officers based on a formula rewarding tenure with the Company

Provide an opportunity for executives to receive additional non-qualified retirement benefits without the impact of limitations on compensation and contributions applicable to qualified retirement plans under the IRS Code

Welfare Benefits

•  Executives participate in medical, health, life insurance and disability plans generally available to our employees

•  Continuation of welfare benefits may occur as part of severance upon certain terminations of employment

		Provide health and welfare benefits to our employees that are competitive within the marketplace	These benefits are part of our broad-based total compensation program

Additional Benefits and Perquisites	• CEO: Corporate aircraft usage for business and personal travel • CEO: Selected club membership Neither item has a tax reimbursement provision	Corporate aircraft use: Accommodate health, security, availability and efficiency concerns Club membership: Facilitate the CEO’s role as a Company representative in the community

Change in Control and Termination Benefits

Continued employment in the event of an actual or threatened change in control. Provides severance benefits if an officer’s employment is terminated within two years after a change in control. No excise tax gross-ups are provided

		Retain executives and provide continuity of management in the event of an actual or threatened change in control	Maintain a stable executive organization in the face of the uncertainty of an actual or threatened change in control

2022 Proxy Statement	29

Compensation Discussion and Analysis

The use of these programs enables us to reinforce our pay for performance philosophy, as well as strengthen our ability to attract and retain highly qualified executives. We believe that this combination of programs provides an appropriate mix of fixed and variable pay, balances short-term operational performance with long-term shareholder value and encourages executive recruitment and retention.

2021 Compensation

Pay Philosophy and Competitive Standing

In general, we evaluate the competitiveness of compensation for our executive officers relative to the size-adjusted 50th percentile of market data.

We also design our incentive plans to pay more or less than the target amount when performance is above or below target performance levels. Thus, our plans are designed to result in payouts that are commensurate with the Company’s performance for that year or period.

For 2021, with the assistance of the Committee’s compensation consultant, Meridian, we reviewed and analyzed competitive market data to be used as background for 2021 pay decisions and to obtain a general understanding of current compensation practices. This data was referenced when targeting the positioning for compensation discussed above. Data sources included public company proxy statements, broad-based, published compensation surveys and a private total compensation database maintained by Aon.

We compared compensation opportunities for our named executive officers with pay opportunities available to executive officers in comparable positions at similar companies (our “Comparison Group”). For 2021, the Comparison Group included companies from industry segments in which we compete: automotive parts, industrial parts, and specialty retail. The Comparison Group companies used in 2021 are shown below. While the companies are either larger or smaller than us, Meridian used various statistical techniques to size-adjust the data to our revenue size. The list of companies below is reevaluated annually to take into account changes in our own operations, our size and our industry. In late 2020 Meridian performed an in-depth review of our Comparison Group, including a review of the industries included and the revenues and margins of potential companies. Following this review, there were several changes to the Comparison Group for 2021. Tech Data Corporation, Eaton Corporation, Office Depot, Inc. and Kaman Corporation were all removed from the Comparison Group, while Sysco Corporation, AutoNation, Inc., CarMax, Inc. and Fastenal Company were added to the Comparison Group.

Sysco Corporation	Henry Schein, Inc.
Arrow Electronics, Inc.	AutoZone, Inc.
US Foods Holding Corp.	W.W. Grainger, Inc.
Cummins Inc.	CarMax, Inc.
Dollar General Corporation	LKQ Corporation
Dollar Tree, Inc.	Advance Auto Parts, Inc.
AutoNation, Inc.	O’Reilly Automotive, Inc.
Lear Corporation	Tenneco Inc.
SYNNEX Corporation	Parker-Hannifin Corporation
Avnet, Inc.	MSC Industrial Direct Co., Inc.
Adient plc	Applied Industrial Technologies, Inc.
CDW Corporation	Fastenal Company

30	2022 Proxy Statement

Compensation Discussion and Analysis

2021 Base Salary

Our base salary levels reflect a combination of factors, including the pay posture discussed above, the executive’s experience and tenure, our overall annual budget for both pay increases and pre-tax profit, the executive’s individual performance and changes in responsibility. We review salary levels annually to recognize these factors.

The following aggregate base pay increases became effective during 2021:

Executive	2021 Base Salary Increase

Donahue	0.0%

Yancey	3.4%

Stengel	23.8%	(1)

Herron	3.1%

Breaux	3.1%

(1)	Mr. Stengel’s base salary was increased in January 2021 due to his promotion to President and then again in April to more closely align with market data.

2021 Annual Incentive Plan

Our annual incentive plan (the “Annual Incentive Plan”) provides our executive officers with an opportunity to earn annual cash bonuses based on our achievement of certain pre-established performance goals. The Compensation, Nominating and Governance Committee sets target bonus opportunities for each named executive officer to be earned based on achievement of such goals. Similar to the process for setting base salaries, we consider a combination of factors in establishing the annual target bonus opportunities for our named executive officers. Target bonus opportunities for 2021 were set as a percentage of each named executive officer’s base salary, as follows: Mr. Donahue, 130%; Mr. Stengel, 100%; Ms. Yancey, 90%; Mr. Breaux, 85%; and Mr. Herron, 85%.

For 2021, our performance metrics were adjusted EBITDA, sales and working capital improvements for all named executive officers. We set the performance goals for 2021 bonus opportunities at levels that are intended to be challenging yet achievable, and reflect better than average growth within our competitive industry.

Performance criteria and relative weights for 2021 are shown below for each executive. The goals for each executive are intended to have a strong correlation with shareholder value. Goals for Corporate, Automotive and Industrial Parts are each set based upon (i) prior year performance by store, branch, and/or distribution center; (ii) the overall economic outlook of the region served by a particular store, branch, and/or distribution center; and (iii) specific market conditions.

Performance Goal	2021 Weight of Goal by Executive
	Donahue Stengel Yancey(1)	Breaux(2)	Herron(3)
Adjusted EBITDA	70%	50%	50%
Sales	20%	40%	40%
Working capital improvement	10%	10%	10%
Total	100%	100%	100%

(1)	For Messrs. Donahue, Stengel, and Ms. Yancey, the performance goals related to the overall Company.

(2)	For Mr. Breaux, the performance goals related to the Industrial Parts Group, which consists of Motion Industries, Inc., a wholly owned subsidiary of the Company.

(3)	For Mr. Herron, the performance goals related to the U.S. Automotive Group.

2022 Proxy Statement	31

Compensation Discussion and Analysis

The ranges of bonus payout possibilities for the various adjusted EBITDA and sales goals are shown below. Straight-line interpolation is used between data points. The 2021 Corporate adjusted EBITDA goal was $1,449,996,000 and the Corporate trade sales goal was $18,583,710,000.

Adjusted EBITDA (Corporate, U.S. Automotive Group, or Industrial Parts) as a % of Performance Goal	% of Target Bonus Earned	Sales (Corporate, U.S. Automotive Group or Industrial Parts) as a % of Performance Goal	% of Target Bonus Earned
Below 75%	—%	Below 92%	—%
75%	45%	92%	20%
100%	100%	100%	100%
110% or above	200%	105% or above	150%

Each of the named executive officers was also provided a bonus opportunity based on attainment of a working capital improvement goal, with a goal of various levels of improvement versus the prior year. Bonus opportunity for working capital improvement goals was from 50% of target to 150% of target based on the achievement of various levels of improvement.

The 2021 Corporate adjusted EBITDA goal was $1,449,996,000 and the Company’s actual 2021 adjusted EBITDA was $1,681,515,000, representing 116% of the target level set for executive officer incentive bonuses. The Corporate trade sales goal was $18,583,710,000 and the Company’s actual 2021 trade sales were $20,096,141,000, representing 108% of the target level set for executive officer incentive bonuses. Corporate working capital improvement performance as measured by Cash Conversion Cycle (CCC) was improved 24 days, representing 150% of the target level set for the executive officer incentive bonuses, resulting in bonus payments equal to 185% of the total target bonus opportunity for Mr. Donahue, Mr. Stengel, and Ms. Yancey.

Mr. Herron’s 2021 program produced a bonus payment equal to 167% of target based on U.S. Automotive Group’s performance. The bonus was earned based on the Automotive Group’s adjusted EBITDA performance, which was 108% of target and trade sales performance, which was 106% of target. The working capital goal was exceeded.

Mr. Breaux’s 2021 program produced a bonus payment equal to 175% of target based on the Industrial Parts Group performance. The bonus was earned based on the Industrial Parts Group’s adjusted EBITDA performance, which was 117% of target.    Mr. Breaux’s bonus was also based on the Industrial Parts Group’s trade sales which was 106% of target. The working capital goal was exceeded.

When calculating the payout figures, formulas were applied strictly. The Committee did not exercise discretion to increase or decrease 2021 bonus payments for the named executive officers.

For additional information about the Annual Incentive Plan, please refer to the “Grants of Plan-Based Awards” table, which shows the threshold, target and maximum bonus amounts payable under the plan for 2021, and the Summary Compensation Table, which shows the actual amount of bonuses paid under the plan to our named executive officers for 2021.

2021 Long-Term Incentives

During 2021, the Compensation, Nominating and Governance Committee granted long-term equity-based incentive compensation to our executive officers in the form of Performance Restricted Stock Units (“PRSUs”) and Restricted Stock Units (“RSUs”). These grants align executive performance and achievement with shareholder interests.

32	2022 Proxy Statement

Compensation Discussion and Analysis

•	PRSUs represent the right to earn and receive a number of shares of our common stock in the future, based on the level of the Company’s 2021 EBITDA performance as shown in the table below.

Percent of Adjusted EBITDA Goal Achieved	% of Target Award Earned
110% or higher	150%
100%	100%
90%	50%
85%	25%
Less than 85%	0%

•

To the extent the PRSUs are earned, they are subject to an additional two-year vesting schedule (e.g., PRSUs granted in 2021, will be earned in early 2022 based on 2021 performance and will vest on May 1, 2024, subject to continued employment). Dividends declared are accrued and converted into additional shares of stock at the end of the vesting period.

•

RSUs represent the right to receive a number of shares of our common stock that vest one-third each year over a three year vesting schedule. Dividends declared are accrued and converted into additional shares of stock with each of the three vesting periods. These grants align executive performance and achievement with shareholder interests.

The sizes of grants to individual named executive officers were subjectively determined by considering the following factors:

•	Competitive market data, defined by the competitive award levels summarized in the annual executive compensation study;

•	The officer’s responsibility level;

•	The officer’s specific function within the overall organizational structure;

•	The Company’s profitability, including consideration of the compensation cost associated with the awards; and

•	The number and amount of awards currently held by the executive officer (we continue to review this as part of our administration of stock ownership guidelines discussed below).

The Committee increased individual grant sizes for 2021 relative to prior years to increase competitiveness with market practices. The Committee had originally anticipated phasing in increases over 2020 and 2021, but determined not to increase awards in 2020 given the COVID-19 pandemic. Comparison to market data from our Comparison Group indicated that the value of the 2021 PRSUs and RSUs was more aligned with the median of market practices. Grants in 2021 were weighted approximately 67% PRSUs and 33% RSUs.

All NEOs earned 150% of their PRSUs in 2021, based on the Company’s 2021 actual adjusted EBITDA of $1,681,515,000, which represented 116% of the Company’s adjusted EBITDA goal of $1,449,996,000.

Please refer to the “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year-End” tables and the related footnotes for additional information about long-term stock awards.

Change in Control Arrangements

Severance protections, particularly in the context of a change in control transaction, can play a valuable role in attracting and retaining key executive officers. Accordingly, the Company has entered into change in control agreements with each of the named executive officers. Information regarding these agreements and the benefits they provide is included in the Post Termination Payments and Benefits section of this Proxy Statement.

The Compensation, Nominating and Governance Committee evaluates the level of severance benefits to each officer on a case-by-case basis, and in general, we consider these severance protections to be an important part of our executives’ compensation and consistent with competitive practices.

2022 Proxy Statement	33

Compensation Discussion and Analysis

The potential occurrence of a change in control transaction would create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage our senior executive officers to remain employed with the Company during an important time when their prospects for continued employment are often uncertain, we provide our executive officers with severance benefits if the executive’s employment is terminated by the Company without “cause” or by the executive for “good reason” in connection with a change in control. Because a termination by the executive for good reason may be conceptually the same as a termination by the Company without cause, and because in the context of a change in control, potential acquirers would otherwise have an incentive to constructively terminate the executive’s employment to avoid paying severance, it is appropriate to provide severance benefits in these circumstances.

The change in control agreements do not provide for any tax gross-ups with respect to excise taxes under Internal Revenue Code Section 4999 that may be due on such payments.

Factors Considered in Decisions to Materially Increase or Decrease Compensation

Market data, individual performance, retention needs, and internal pay equity have been the primary factors considered in decisions to adjust compensation materially. We do not target any particular weight for base salary, annual bonus and long-term incentive as a percent of total direct compensation. We tend to follow market practice in allocating between the various forms of compensation, but with greater emphasis on performance-based incentive bonus opportunities because doing so results in pay opportunity that is heavily performance-based, as shown below, and results in compensation that is directly aligned with Company performance, is market-competitive and allows us to attract and retain competent executives.

2021 Variable versus Fixed Compensation:

The following charts show the allocation of the CEO and NEOs base salary and short-term and long-term incentive compensation opportunities between fixed and performance-based compensation (at the target levels).

34	2022 Proxy Statement

Compensation Discussion and Analysis

2021 Short-Term versus Long-Term Incentive Compensation:

The following table shows the allocation between each Executive’s target short-term and long-term incentive compensation opportunities (each at the target level) as a percentage of each Executive’s base salary.

Name	Short-Term Incentive Opportunity	Long-Term Incentive Opportunity
Donahue	130%	463%
Stengel	100%	261%
Yancey	90%	211%
Herron	85%	154%
Breaux	85%	141%

Stock Ownership Guidelines

We have adopted stock ownership guidelines for the named executive officers identified above and for other key executives designated by the Compensation, Nominating and Governance Committee. The ownership guidelines are reviewed at least annually by the Compensation, Nominating and Governance Committee, which also has the authority to evaluate whether exceptions should be made for any executive on whom the guidelines would impose a financial hardship. The current guidelines as determined by the Committee include: (i) CEO — ownership equal to seven times prior year’s salary; (ii) Named Executive Officers — ownership equal to three times prior year’s salary; and (iii) Corporate Senior Vice Presidents and Subsidiary Presidents — ownership equal to one times the prior year’s salary.

The covered executives have a period of five years in which to satisfy the guidelines from the date of appointment to a qualifying position. Shares counted toward this requirement will be based on shares beneficially owned by such executive (as beneficial ownership is defined by the SEC’s rules and regulations) including PRSUs, but excluding unexercised options and measured against the average year-end stock price for the preceding three fiscal years. The guidelines also call for the covered executive to retain 50% of the net shares obtained through the exercise of options or when a restricted stock award vests for at least six months. The covered executives are encouraged to retain stock ownership per the guidelines for a period of six months following their date of retirement.

Clawback Provisions

The Company has clawback provisions in its Annual Incentive Plan and its Long-Term Incentive program. If at any time after payment of an executive’s bonus or after performance units are earned, the Company and its auditors determine that it was calculated on financial results that subsequently were restated or were otherwise based on incorrect data, the executive may be required to repay or relinquish the unearned portion to the Company upon notice from the Company. Outside of the U.S., clawback provisions are subject to local law.

Impact of Accounting and Tax Treatments of Compensation

The accounting and tax treatment of compensation generally has not been a material factor in determining the amounts of compensation for our executive officers. However, the Committee and management have considered the accounting and tax impact of various program designs to balance the potential cost to the Company with the benefit/value to the executive.

Code 162(m) places a limit of $1 million on the amount of compensation that a company may deduct in any year with respect to certain executive officers. It is the Committee’s intent to maximize deductibility of executive compensation while retaining discretion needed to compensate executives in a manner commensurate with performance and the competitive landscape for executive talent.

Role of Executive Officers in Determining Compensation

Our Chief Executive Officer, with input from our President, Executive Vice President and Chief Financial Officer, Executive Vice President and Chief Human Resources Officer, together with our business unit leaders, recommends to the Compensation, Nominating, and Governance Committee base salary, target bonus levels, actual bonus payouts and long-term incentive grants for our senior officer group (other than themselves). Mr. Donahue makes these recommendations to the Committee based on market data and analysis provided by our independent compensation consultant and qualitative judgments regarding individual performance. Mr. Donahue is not involved with any aspect of determining his own compensation.

2022 Proxy Statement	35

ADDITIONAL INFORMATION REGARDING EXECUTIVE COMPENSATION

2021 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)

Paul D. Donahue	2021	1,210,000	5,600,018	2,910,050	1,836,853	253,783	11,810,704
Chairman & Chief	2020	1,125,000	2,999,937	1,531,095	2,710,577	156,999	8,523,608
Executive Officer	2019	1,162,375	2,999,939	1,549,740	2,365,498	92,396	8,169,948

William P. Stengel	2021	755,750	1,999,988	1,415,250	N/A	14,500	4,185,488
President

Carol B. Yancey	2021	753,750	1,599,914	1,265,400	447,117	14,500	4,080,681
Executive Vice President &	2020	673,750	999,955	643,878	1,182,439	14,250	3,514,272
Chief Financial Officer	2019	681,950	999,980	639,173	1,133,627	14,000	3,468,730

Kevin E. Herron	2021	527,000	750,012	754,883	294,444	14,500	2,340,839
President — U.S. Automotive	2020	491,250	514,975	307,563	788,017	14,250	2,116,055
Parts Group	2019	500,000	500,241	457,712	621,006	14,000	2,092,959

Randall P. Breaux	2021	483,375	750,012	724,413	166,514	14,500	2,138,814
President — Motion Industries	2020	448,125	449,987	239,012	514,123	14,250	1,665,497
	2019	450,000	450,016	390,939	389,314	14,000	1,694,269

(1)

Represents the aggregate grant date fair value of awards determined in accordance with FASB ASC Topic 718. Grant date fair value for restricted stock units (“RSUs”) reflected in the Stock Awards column is based on the grant date fair value of the underlying shares. Grant date fair value for performance-based restricted stock units (“PRSUs”) reflected in the Stock Awards column is based on the grant date fair value of the underlying shares and the probable outcome of performance-based vesting conditions, excluding the effect of estimated forfeitures.

(2)	Reflects the value of cash incentive bonuses earned under our Annual Incentive Plan.

(3)	Reflects the increase during 2021 in actuarial present values of each executive officer’s accumulated benefits under our Pension Plan and our Supplemental Retirement Plan.

(4)

Amounts reflected in this column for 2021 include 401(k) matching contributions in the amount of $14,500 for each named executive officer. The amount shown for Mr. Donahue also includes his personal use of the company aircraft ($230,696) and club membership dues ($8,588). The incremental cost to the Company of the personal use of company aircraft is calculated based on the average variable operating costs to the Company. Variable operating costs include fuel costs, mileage, maintenance, crew travel expenses, catering and other miscellaneous variable costs. The total annual variable costs are divided by the annual number of miles the Company aircraft flew to derive an average variable cost per mile. This average variable cost per mile is then multiplied by the miles flown for personal use to derive the incremental cost. The fixed costs that do not change based on usage, such as pilot salaries, the lease costs of the company aircraft, hangar expense for the home hangar, and general taxes and insurance are excluded from the incremental cost calculation. When Company aircraft is being used for mixed business and personal use, only the incremental cost of the personal use is included, such as on-board catering or other charges attributable to an extra passenger traveling for personal reasons on an aircraft being primarily used for a business trip.

2021 CEO PAY RATIO

As required by item 402(u) of Regulation S-K, the Compensation, Nominating, and Governance Committee reviewed a comparison of our CEO’s annual total compensation in fiscal year 2021 to that of our median employee, which we identified in 2020. We identified our median employee in 2020 by examining 2020 Box 1 W-2 and foreign equivalent taxable income amounts for all individuals, excluding our CEO, who were employed by us on December 31, 2020, whether on a full-time, part-time, or seasonal basis. As permitted by disclosure rules, we omitted approximately 600 employees that were added to the Company through acquisitions during 2020. We did not annualize the compensation for any full-time employees that were not employed by us for all of 2020. We applied a foreign currency to U.S. dollar exchange rate to the compensation paid in foreign currency.

For 2021, we performed an analysis of our employee population, and we concluded that there has been no change in our employee population or employee compensation arrangements that we believe would significantly impact the pay ratio disclosure. Accordingly, the disclosure rules allow us to use the same median employee for 2021; however, the median employee identified in 2020 was promoted to a new position during 2021, a change

36	2022 Proxy Statement

Additional Information Regarding Executive Compensation

in circumstances that we believe would significantly impact the pay ratio disclosure. As a result, and as permitted by the disclosure rules, we are using another employee whose compensation was substantially similar to the original median employee based on the compensation measure used to select the original median employee. After identifying the median employee for 2021, we calculated annual total compensation for such employee using the same methodology we use for our named executive officers as set forth in the 2021 Summary Compensation Table above.

For fiscal year 2021, the annual total compensation for our CEO was $11,810,704 as noted in the table above and for our median employee it was $41,606. The resulting ratio of our CEO’s pay to the pay of our median employee for fiscal year 2021 is 284 to 1. When the change in pension value and non-qualified deferred compensation earnings is excluded from the calculation, the ratio is 240 to 1.

2021 GRANTS OF PLAN-BASED AWARDS

Name	Approval Date	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Paul D. Donahue			637,065	1,573,000	2,910,050
	3/26/2021	5/3/2021				7,371	29,485	44,228		3,751,966
	3/26/2021	5/3/2021							14,523	1,848,052

William P. Stengel			309,825	765,000	1,415,250
	3/26/2021	5/3/2021				2,633	10,530	15,795		1,399,943
	3/26/2021	5/3/2021							5,187	660,046

Carol B. Yancey			277,020	684,000	1,265,400
	3/26/2021	5/3/2021				2,106	8,424	12,636		1,071,954
	3/26/2021	5/3/2021							4,149	527,960

Kevin E. Herron			160,229	451,350	789,863
	3/26/2021	5/3/2021				987	3,949	5,924		502,510
	3/26/2021	5/3/2021							1,945	247,501

Randall P. Breaux			146,952	413,950	724,413
	3/26/2021	5/3/2021				987	3,949	5,924		502,510
	3/26/2021	5/3/2021							1,945	247,501

(1)

Represents threshold, target and maximum payout levels under the Annual Incentive Plan for 2021 performance. The actual amount of incentive bonus earned by each named executive officer is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. Additional information regarding the design of the Annual Incentive Plan is included in the Compensation Discussion and Analysis section of this Proxy Statement.

(2)

Represents threshold, target and maximum number of PRSUs to be earned on December 31, 2021 based on the Company’s achievement of adjusted EBITDA goals. If the Company achieves 100% or greater of its 2021 adjusted EBITDA goal, 100% of the PRSUs will be earned. If the Company achieves 110% of the adjusted EBITDA goal, 150% of the PRSUs will be earned. If the Company achieves at least 85% of its 2021 adjusted EBITDA goal, 25% of the PRSUs will be earned. If the Company achieves less than 85% of its 2021 adjusted EBITDA goal, then no PRSUs will be earned. Each PRSU that is earned represents a contingent right to receive one share of Company common stock in the future. PRSUs earned for the 2021 fiscal year will vest and be settled in shares of common stock on May 3, 2024 (or earlier upon change in control of the Company) provided the executive is still employed by the Company, subject to earlier vesting in the event of (i) the executive’s retirement from the Company or (ii) the executive’s employment with the Company is terminated due to death or disability. Dividends paid on the Company’s common stock after the PRSUs are earned will accrue with respect to the PRSUs and will convert into additional shares of stock at the end of the vesting period. Additional information regarding the PRSUs and the Company’s long-term incentive program is included in the Compensation Discussion and Analysis section of this Proxy Statement.

(3)

Reflects RSUs that represent a contingent right to receive one share of Company common stock in the future. The RSUs have a three year graded vesting schedule with one third vesting on each anniversary of the grant date and will be settled in shares of common stock on May 3, 2022, May 3, 2023 and May 3, 2024 (or earlier upon a change in control of the Company) provided the executive is still employed by the Company, subject to earlier vesting in the event of (i) the executive’s retirement from the Company or (ii) the executive’s employment with the Company is terminated due to death or disability. Dividends paid on the Company’s common stock will accrue and will convert into additional shares of stock at the end of the vesting period. Additional information regarding the RSUs and the Company’s long-term incentive program is included in the Compensation Discussion and Analysis section of this Proxy Statement.

(4)

Represents the grant date fair value of the award determined in accordance with FASB ASC Topic 718. Grant date fair value for the RSUs is based on the grant date fair value of the underlying shares. Grant date fair value for the PRSUs is based on the grant date fair value of the underlying shares and the probable outcome of performance-based vesting conditions, excluding the effect of estimated forfeitures.

2022 Proxy Statement	37

Additional Information Regarding Executive Compensation

2021 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)

Paul D. Donahue
					44,200(1)	6,196,840
					43,328(2)	6,074,586
					29,740(3)	4,169,548
	19,730	—	99.72	4/1/2026
	15,780	—	91.75	4/1/2025

William P. Stengel
					15,786(1)	2,213,197
					12,998(2)	1,822,320

Carol B. Yancey
					12,628(1)	1,770,446
					14,442(2)	2,024,768
					9,913(3)	1,389,803
	10,985	—	99.72	4/1/2026

Kevin E. Herron
					5,920(1)	829,984
					7,438(2)	1,042,808
	4,625	—	99.72	4/1/2026
					4,959(3)	695,252

Randall P. Breaux
					5,920(1)	829,984
					6,499(2)	911,160
	3,055	—	99.72	4/1/2026
					4,462(3)	625,572

(1)

Includes PRSUs and RSUs (and accrued dividends) that were granted on May 3, 2021. The PRSUs vest on the third anniversary of the grant date, or earlier upon (i) a change in control of the Company, if the awards are not assumed or otherwise equitable converted in the change in control, or (ii) the termination of executive’s employment with the Company due to death, disability or retirement. The awards will convert into shares of stock on the earlier of (i) the third anniversary of the grant date, or (ii) a change in control of the Company, unless the awards are assumed or otherwise equitable converted in the change in control. The RSUs have a three year graded vesting schedule with one third vesting on each anniversary of the grant date or earlier upon (i) a change in control of the Company, if the awards are not assumed or otherwise equitable converted in the change in control, or (ii) the termination of executive’s employment with the Company due to death, disability or retirement. The awards will convert into shares of stock on the earlier of (i) the anniversaries of the grant date, or (ii) a change in control of the Company, unless the awards are assumed or otherwise equitable converted in the change in control.

(2)

Includes RSUs (and accrued dividends) that were granted on May 1, 2020, and vest on the third anniversary of the grant date or earlier upon (i) a change in control of the Company, if the awards are not assumed or otherwise equitable converted in the change in control, or (ii) the termination of executive’s employment with the Company due to death, disability or retirement. The awards will convert to shares of stock on the earlier of (i) the third anniversary of the grant date, or (ii) a change in control of the Company, unless the awards are assumed or otherwise equitable converted in the change in control.

(3)

Includes PRSUs and RSUs (and accrued dividends) that were granted on May 1, 2019, and vest on the third anniversary of the grant date, or earlier upon (i) a change in control of the Company, if the awards are not assumed or otherwise equitable converted in the change in control, or (ii) the termination of executive’s employment with the Company due to death, disability or retirement. The awards will convert to shares of stock on the earlier of (i) the third anniversary of the grant date, or (ii) a change in control of the Company, unless the awards are assumed or otherwise equitable converted in the change in control.

(4)	Reflects the value as calculated based on the closing price of the Company’s common stock on December 31, 2021 of $140.20 per share.

38	2022 Proxy Statement

Additional Information Regarding Executive Compensation

2021 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Awards Exercised (#)	Value Realized on Exercise ($)(1)	Number of Awards Earned (#)	Value Realized on Vesting ($)(2)
Paul D. Donahue	42,700	1,227,712	30,896	3,941,310
William P. Stengel	—	—	—	—
Carol B. Yancey	22,745	570,179	13,460	1,717,050
Kevin E. Herron	13,770	383,397	4,222	536,553

Randall P. Breaux	4,127	67,654	4,818	615,101

(1)	Value realized represents the excess of the fair market value of the shares at the time of exercise over the exercise price of the options.

(2)

Value realized represents the fair market value of the shares on the vesting date and includes dividends paid on the Company’s common stock that have accrued over the vesting period and have converted into additional shares of stock on the vesting date.

Equity Compensation Plan Information

The following table gives information as of December 31, 2021 about the common stock that may be issued under all of the Company’s existing equity compensation plans:

Plan Category	(a) Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights(1)		(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))

Equity Compensation Plans Approved by Shareholders:	282,400	(2)	$85.12	—

	1,316,795	(3)	$95.60	7,362,781	(5)

Equity Compensation Plans Not Approved by Shareholders:	128,027	(4)	n/a	871,973

Total	1,727,222		—	8,234,754

(1)

Reflects the maximum number of shares issuable pursuant to the exercise or conversion of stock options, stock appreciation rights, restricted stock units and common stock equivalents. The actual number of shares issued upon exercise of stock appreciation rights is calculated based on the excess of fair market value of our common stock on date of exercise and the grant price of the stock appreciation rights.

(2)	Genuine Parts Company 2006 Long-Term Incentive Plan.

(3)	Genuine Parts Company 2015 Incentive Plan.

(4)	Genuine Parts Company Director’s Deferred Compensation Plan, as amended.

(5)	All of these shares are available for issuance pursuant to grants of full-value stock awards.

2022 Proxy Statement	39

Additional Information Regarding Executive Compensation

2021 PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

Paul D. Donahue	Pension Plan	5.83	397,936	—
	Supplemental Retirement Plan	18.83	11,867,745	—

William P. Stengel	Pension Plan	N/A	N/A
	Supplemental Retirement Plan	N/A	N/A

Carol B. Yancey	Pension Plan	17.67	667,504	—
	Supplemental Retirement Plan	30.67	4,824,256	—

Kevin E. Herron	Pension Plan	19.42	663,469	—
	Supplemental Retirement Plan	32.42	2,471,699	—

Randall P. Breaux	Pension Plan	—	—	—
	Supplemental Retirement Plan	10.58	1,705,271	—

The Pension Benefit Table provides information regarding the number of years of credited service, the present value of accumulated benefits, and any payments made during the last fiscal year with respect to the Genuine Parts Company Pension Plan (the “Pension Plan”) and the Genuine Parts Company Supplemental Retirement Plan (the “SRP”).

The Pension Plan is a broad-based, tax-qualified defined benefit pension plan which provides a benefit upon retirement to eligible employees of the Company. It was amended effective March 1, 2008, to provide that employees hired on or after that date are not eligible to participate in the plan, and there are no new entrants to the Pension Plan after December 31, 2009. In general, all employees hired prior to March 1, 2008, except leased employees, independent contractors and certain collectively-bargained employees are eligible to participate. Benefits are based upon years of credited service and the average of the highest five nonconsecutive years of earnings out of the last ten years. Pension Plan earnings are generally based on total pay, but do not include deferred compensation. Other than what the plan provides to all participants, no additional years of credited service have been granted to the named executive officers under the Pension Plan or the SRP.

The Pension Plan was amended to freeze credited service as of December 31, 2008, while continuing to reflect future pay increases for most plan participants (i.e., “a soft plan freeze”). Such participants began participating in a newly established company-sponsored 401(k) Savings Plan effective January 1, 2009.

The soft plan freeze does not apply to service used for vesting purposes or to determine a participant’s eligibility for early retirement under the Pension Plan. Participants who satisfied a Rule of 70 criteria (age plus service equal to 70 or more) were given the option to remain under the old provisions.

Several forms of benefit payments are available under the Pension Plan. The Pension Plan offers a life annuity option, 50%, 75%, and 100% joint and survivor options, and a 10-year certain and life annuity option. The Pension Plan was amended in 2016 to reflect an ongoing lump sum option for future terminations and retirements if the present value of benefits is $75,000 or less. Minimum lump sum distributions of benefits are required if $5,000 or less. The payout option must be elected by the participant before benefit payments begin. All options available under the Pension Plan are approximately equal in value.

The benefit payable for normal or early retirement under the Pension Plan is the greater of two benefits. The first benefit is a percentage of the participant’s average earnings less 50% of his estimated Social Security benefit. The applicable percentage is based on years of credited service and increases by 0.5% per year of credited service from 40% at 15 years of service to 55% at 45 or more years of service. The second benefit is 30% of the participant’s average earnings. Only the second benefit is available to participants with less than 15 years of credited service. For such individuals, 30% of the participant’s average earnings is multiplied by a fraction with the numerator equal to credited service (not to exceed 180 months) and the denominator equal to 180.

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Additional Information Regarding Executive Compensation

As of December 31, 2021, Mr. Donahue was eligible for delayed retirement benefits. The benefit payable for delayed retirement under the Pension Plan is the greater of two benefits. The first benefit is the retirement benefit determined based on the participant’s average earnings and credited service at his delayed retirement date. The second benefit is the normal retirement benefit actuarially increased from the participant’s normal retirement date to the delayed retirement date based on the attained age at each date. As of December 31, 2021, Mr. Donahue’s delayed retirement benefit is based on the second benefit (e.g., actuarially increased normal retirement benefit).

Early retirement benefit payments are available under the Pension Plan to participants who retire after attaining age 55 and completing 15 years of service. Early retirement benefits are reduced 0.5% for each month by which benefit commencement precedes normal retirement age (age 65 with five years of participation).

Termination benefits are calculated in the same manner as normal retirement benefits, except that (a) the benefit is calculated based on projected credited service at normal retirement date and then (b) the benefit is reduced by multiplying it by a service fraction equal to the ratio of credited service at termination to projected credited service at normal retirement date. Projected credited service at normal retirement date is determined as if the participant had continued in employment until his or her normal retirement. Under the terms of the Pension Plan, as of December 31, 2008, all NEOs did not satisfy Rule of 70 criteria and as a result, the numerator of their service fraction is frozen as of December 31, 2008, although projected credited service at normal retirement date continues to be determined as if they earned credited service through their normal retirement date.

Participants are fully vested in their Pension Plan benefits after seven years of service, with partial vesting after three years of service. The Pension Plan was amended effective December 31, 2008, to provide that in general, only participants who satisfy Rule of 70 criteria and elect to remain under the old plan provisions may earn up to two years of additional credited service following termination due to disability and while receiving long term disability benefits from the Genuine Parts Company Long-Term Disability Plan.

Effective January 1, 2009, in the event of a change in control, a participant’s benefit accrued under the Pension Plan is fully vested and, if the participant terminates employment within five years following the change in control, the participant may elect to receive an immediate lump sum distribution of the accrued benefit.

The Pension Plan was further amended effective December 31, 2013, to freeze future benefit accruals for all participants, including those who satisfy Rule of 70 criteria. In addition, all active participants with at least one hour of service after December 31, 2013, were fully vested in their accrued benefits as of that date. No further benefit accruals will be provided after 2013 for either additional credited service or future earnings. All benefits are frozen as of December 31, 2013, for all purposes including disability, termination and retirement. All active Pension Plan participants who satisfy Rule of 70 criteria and elected to remain under the old provisions became eligible on January 1, 2014, for the company-sponsored 401(k) Savings Plan that was established effective January 1, 2009.

The standard death benefit in the Pension Plan provides a 50% survivor annuity payable to a participant’s spouse upon death prior to retirement. Since the Death Benefit Plan was merged into the Pension Plan during 2017, a surviving spouse may instead elect to receive this alternative death benefit based on different provisions and payment form.

The SRP is a nonqualified defined benefit pension plan which covers pay and benefits above the qualified limits in the Pension Plan for participants who satisfied the Rule of 70 criteria and entered the SRP plan prior to January 1, 2009. The SRP also provides benefits on a reduced basis for participants who entered the SRP prior to January 1, 2009, but did not satisfy the Rule of 70 criteria in the Pension Plan, or who entered the SRP after January 1, 2009. Otherwise, the provisions of the SRP in effect on December 31, 2008, are generally the same as those of the Pension Plan as in effect on that date, except benefits are payable only for retirement, disability, death, or change in control, and SRP earnings include deferred compensation.

The SRP was amended and restated effective January 1, 2009. The amended plan provides full vesting and an immediate lump sum payment if a participant dies, and full vesting of SRP benefits in the event the plan is terminated, the participant becomes disabled, or there is a change in control. Participants’ credited service in the SRP is not frozen as of December 31, 2008. Also, if a SRP participant’s credited service was frozen in the Pension Plan as amended effective December 31, 2008, an additional offset is applied to the benefits otherwise accrued under the SRP. This offset is determined based on the accumulated sum (with interest at 6.0% per year) of 3.8% of the participant’s Pension Plan earnings during each calendar year after December 31, 2008.

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Additional Information Regarding Executive Compensation

The SRP was later amended effective August 16, 2010, to provide that in the event of a participant’s death while in active service, the survivor benefit payable is 100% of the lump sum present value of the participant’s accrued benefit as of the date of death. Prior to the amendment, 50% of the lump sum present value was payable as a survivor benefit.

The SRP was further amended effective December 31, 2013, to change the benefit formula. SRP benefits will continue to reflect an offset for Pension Plan benefits; however, this offset will be determined as if the Pension Plan were not frozen on December 31, 2013. As a result, the Pension Plan freeze will not have an impact on future SRP benefits.

Beginning January 1, 2014, Mr. Donahue, Mr. Herron, and Ms. Yancey’s SRP benefit will be calculated under a revised benefit formula which applies to participants who entered the plan prior to January 1, 2009, and whose credited service was frozen in the Pension Plan as of December 31, 2008. The revised benefit formula is based on all years of credited service and earnings and cannot be less than the accrued SRP benefit as of December 31, 2013. The revised formula is a percentage of the participant’s average earnings less 50% of their Social Security benefit. The applicable percentage is based on years of credited service and increases by 0.5% per year of credited service from 30% at 15 years of service to 45% at 45 or more years of service. For participants with less than 15 years of projected credited service at normal retirement, the applicable percentage is equal to 30% multiplied by a fraction with the numerator equal to credited service (not to exceed 180 months) and the denominator equal to 180. Under the revised SRP benefit formula, there is an offset for the frozen Pension Plan benefit, but no other offsets apply.

The SRP amendment effective December 31, 2013 also defines the benefit formula for participants who entered the SRP on or after January 1, 2009, which applies to Mr. Breaux’s benefit. This formula is identical to the revised benefit formula for non-grandfathered participants who entered the plan prior to January 1, 2009, but it does not provide a minimum benefit as of December 31, 2013.

Effective January 1, 2020 the SRP was amended to change the early retirement reduction factors from 6% to 4% per year for retirements prior to Normal Retirement Date and expand the vesting and early retirement eligibility requirements from age 55 and completing 15 years of service to age 55 and completing 10 years of service or age 60 and completing 5 years of service, if earlier.

Benefits earned under the SRP are paid from Company assets, and for participants who entered the plan prior to January 1, 2009, they are grossed-up for FICA taxes. Therefore, all named executive officers receive a FICA tax gross-up except Mr. Breaux. Executives sign a joinder agreement to become participants in the SRP and select an optional form of benefit payment in the agreement. SRP participants may change their payment form elections at any time prior to benefit commencement.

Amounts reported in Exhibit 1 and Exhibit 2 as the actuarial present value of accumulated benefits under the Pension Plan and the SRP are calculated using the interest and mortality assumptions the Company applies to amounts reported in its financial statement disclosures for year-end, and are assumed to be payable immediately for Mr. Donahue and at age 65 for Mr. Breaux, Mr. Herron, and Ms. Yancey. Mr. Stengel is not a participant in either the Pension Plan or the SRP. The interest rate assumptions as of December 31, 2021, are 3.06% for the Pension Plan and 3.10% for the SRP. The mortality assumption is the Pri-2012 mortality table projected from 2012 using Scale MP-2021 converging to 0.64% long-term annual improvements. A blue-collar table is used for the Pension Plan calculations, and a white-collar table is used for the SRP calculations. SRP benefits have been increased by 2.35% as of December 31, 2021, to account for estimated FICA tax gross-ups for applicable NEOs (but not for any income tax impact on such gross-ups).

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Additional Information Regarding Executive Compensation

2021 NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)	Company Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
Paul D. Donahue	—	—	46,664	—	416,930
William P. Stengel	—	—	—	—	—
Carol B. Yancey	—	—	36,025	—	540,452
Kevin E. Herron	—	—	11,128	—	259,087
Randall P. Breaux	—	—	116,692	—	1,195,060

(1)	Reflects amounts earned in 2021 on account balances under the Company’s Tax Deferred Savings Plan.

(2)

Includes the following amounts of contributions to the Tax Deferred Savings Plan by the named executive officers that were previously reported as compensation to the named executive officers in the Company’s Summary Compensation Table for previous years: Mr. Donahue, $169,723; Ms. Yancey, $90,000; Mr. Herron, $24,373 Mr. Breaux, $323,002.

The Genuine Parts Company Tax Deferred Savings Plan is a nonqualified deferred compensation plan pursuant to which the named executive officers may elect to defer up to 100% of their annual incentive bonus. Deferral elections are due by June 30 of each year and are irrevocable. These deferral elections are for the bonus earned during that year, which would otherwise be payable in February of the following year. The Plan allows executives to defer up to 100% of their annual salary. Deferrals are held for each participant in separate individual accounts in an irrevocable rabbi trust. Deferred amounts are credited with earnings or losses based on the rate of return of mutual funds selected by the executive, which the executive may change at any time. Payment begins on the first day of the seventh month following the executive’s termination of service. The executive must also make an irrevocable election regarding payment terms, which may be either a lump sum, or installments of five (5), ten (10), or fifteen (15) years. Hardship withdrawals are available for unforeseeable emergency financial hardship situations. If a participant dies before receiving the full value of the deferral account balances, the designated beneficiary would receive the remainder of that benefit in the same payment form as originally specified (i.e., lump sum or installments). All accounts would be immediately distributed upon a change in control of the Company.

POST TERMINATION PAYMENTS AND BENEFITS

Benefits to Named Executive Officers in the Event of a Change in Control.    The Company does not have employment agreements with any of its executive officers. The Company has entered into change in control agreements with certain executive officers, including the named executive officers. These agreements provide severance payments and benefits to the executive if his employment is terminated within two years after a change in control of the Company, if the change in control occurs during the term of the agreement. The change in control agreements have a three year term with automatic annual extensions unless either party gives notice of non-renewal.

Under each of the change in control agreements, if the executive is terminated by the Company without cause or the executive resigns for good reason (as such terms are defined in the agreement), within two years after a change in control, he or she will receive a pro rata bonus for the year of termination, plus a lump sum severance payment equal to two times the executive’s then-current annual salary and the average of the annual bonuses he or she received in the three years prior to the year of termination. In addition, the Company will continue to provide the executive with group health coverage for a period of 24 months.

If the executive’s employment is terminated by the Company for cause or he resigns without good reason, the agreement will terminate without further obligation of the Company other than the payment of any accrued but unpaid salary or benefits. In the case of death, disability or retirement, the executive, or his estate, would be entitled to payment of any accrued but unpaid salary or benefits, plus a pro rata bonus for the year in which the termination occurred.

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Additional Information Regarding Executive Compensation

The change in control agreements do not provide for tax gross-ups with respect to the 20% excise tax that may be imposed under Section 4999 of the Internal Revenue Code on individuals who receive compensation in connection with a change of control that exceeds certain specified limits. The change in control agreements provide that in the event the executive would be subject to a 20% excise tax under Section 4999, the payments and benefits to the executive would be reduced to the maximum amount that does not trigger the excise tax unless the executive would retain greater value (on an after-tax basis) by receiving all payments and benefits and paying all excise and income taxes.

Summary of Termination Payments and Benefits.    The following tables summarize the value of the termination payments and benefits that our named executive officers would receive if they had terminated employment on December 31, 2021 under the circumstances shown. The tables exclude (i) amounts accrued through December 31, 2021 that would be paid in the normal course of continued employment, such as accrued but unpaid salary and earned annual bonus for 2021 and (ii) vested account balances under our 401(k) Savings Plan, which is a 401(k) plan that is generally available to all of our salaried employees.

Paul D. Donahue

Benefit	Retirement ($)	Death ($)	Disability ($)	Termination by Company or Executive Other Than Retirement, Death or Disability ($)	Involuntary Termination Following a Change in Control ($)
Cash Severance	—	—	—	—	6,413,923	(1)
Acceleration of Equity Awards
Restricted Stock and PRSUs(2)	—	16,440,974	16,440,974	—	16,440,974
Retirement Benefits
Pension Plan(3)	25,658	12,829	25,658	25,658	25,658	(4)
Supplemental Retirement Plan(5)	766,560	12,125,711	766,560	766,560	14,254,162	(6)
Tax-Deferred Savings Plan(7)	416,930	416,930	416,930	416,930	416,930
Other Benefits
Health & Welfare	—	—	—	—	26,256	(8)
Estimated 280G Tax “Cut-Back” to Avoid Excise Tax	—	—	—	—	(805,079	)(9)
Total	1,209,148	28,996,444	17,650,122	1,209,148	36,772,824

(1)	Severance payment payable in lump sum pursuant to the change in control agreement described above.

(2)	Reflects the fair market value as of December 31, 2021 of restricted stock and shares underlying PRSUs the vesting of which accelerates in connection with the specified event.

(3)

Pension Plan benefits shown for all termination scenarios are annual annuities assuming a 50% joint and survivor annuity option and are assumed to be payable on January 1, 2022. The surviving spouse may elect to waive the standard pre-retirement death benefit from the Pension Plan and elect to receive an alternative death benefit available with different forms of payment.

(4)

Mr. Donahue may elect to receive his pension benefit in the form of a lump sum payment in the event of termination within five years following a change in control. A lump sum option is not otherwise available under the plan. The lump sum payable to Mr. Donahue if he terminated December 31, 2021 following a change in control is $520,405.

(5)

Supplemental Retirement Plan benefits shown for all termination scenarios (except death and involuntary termination following a change in control) assume payment under the single life annuity option elected by Mr. Donahue with payment beginning January 1, 2022. The death benefit shown is payable as a lump sum to Mr. Donahue’s beneficiary in the event of his death. The lump sum death benefit is calculated as 100% of the present value of the single life annuity payable on January 1, 2022. Disability benefits under the Supplemental Retirement Plan are assumed to be equal to early retirement benefits and are payable on January 1, 2022. The Supplemental Retirement Plan annuity benefits shown in the table do not reflect estimated FICA tax gross-ups paid by the Company. The estimated FICA tax gross-up, based on 2.35% of the lump sum value of the Supplemental Retirement Plan benefit calculated on the FICA tax basis for the plan, is $269,768 upon retirement.

(6)

An immediate lump sum distribution of benefits is required in the event of termination following a change in control. The lump sum value of the benefit calculated includes an estimated FICA tax gross-up amount of $327,282. (The tax gross-up is only available to individuals who were participating in the SRP prior to the January 1, 2009 freezing of the plan.)

(7)	Benefits payable under the Tax Deferred Savings Plan are described and quantified in the Nonqualified Deferred Compensation table in this proxy statement.

(8)

Reflects the cost of 24 months of continued group health coverage pursuant to the change in control agreement described above. In order to comply with Internal Revenue Code section 409A, during the last 6 months of this continued coverage period, the Company will

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Additional Information Regarding Executive Compensation

satisfy its obligation to provide group health coverage by making 6 monthly installment payments to the executive in an amount equal to the monthly cost of providing such coverage, based upon the “applicable premium” under COBRA.

(9)

The change in control agreement provides that in the event the executive would be subject to a 20% excise tax under Section 4999 of the Internal Revenue Code (imposed on individuals who receive compensation in connection with a change of control that exceeds certain specified limits), the payments and benefits will be reduced to the maximum amount that does not trigger the excise tax, unless the executive would retain greater value (on an after-tax basis) by receiving all payments and benefits and paying all excise and income taxes.

William P. Stengel

Benefit	Retirement ($)	Death ($)	Disability ($)	Termination by Company or Executive Other Than Retirement, Death or Disability ($)	Involuntary Termination Following a Change in Control ($)
Cash Severance	—	—	—	—	3,347,826
Acceleration of Equity Awards
Restricted Stock and PRSUs(2)	—	4,035,517	4,035,517	—	4,035,517
Other Benefits
Health & Welfare	—	—	—	—	35,640	(3)
Total	0	4,035,517	4,035,517	0	7,418,983

(1)	Severance payment payable in lump sum pursuant to the change in control agreement described above.

(2)	Reflects the fair market value as of December 31, 2021 of restricted stock and shares underlying PRSUs the vesting of which accelerates in connection with the specified event.

(3)

Reflects the cost of 24 months of continued group health coverage pursuant to the change in control agreement described above. In order to comply with Internal Revenue Code section 409A, during the last 6 months of this continued coverage period, the Company will satisfy its obligation to provide group health coverage by making 6 monthly installment payments to the executive in an amount equal to the monthly cost of providing such coverage, based upon the “applicable premium” under COBRA.

Carol B. Yancey

Benefit	Retirement ($)	Death ($)	Disability ($)	Termination by Company or Executive Other Than Retirement, Death or Disability ($)	Involuntary Termination Following a Change in Control ($)
Cash Severance	—	—	—	—	3,206,467	(1)
Acceleration of Equity Awards
Restricted Stock and PRSUs(2)	—	5,185,017	5,185,017	—	5,185,017
Retirement Benefits
Pension Plan(3)	30,432	314,507	30,432	30,432	30,432	(4)
Supplemental Retirement Plan(5)	256,343	5,517,778	256,343	256,343	6,780,321	(6)
Tax-Deferred Savings Plan(7)	540,452	540,452	540,452	540,452	540,452
Other Benefits
Health & Welfare	—	—	—	—	22,644	(8)
Total	827,227	11,557,754	6,012,244	827,227	15,765,333

(1)	Severance payment payable in lump sum pursuant to the change in control agreement described above.

(2)	Reflects the fair market value as of December 31, 2021 of restricted stock and shares underlying PRSUs the vesting of which accelerates in connection with the specified event.

(3)

Pension Plan benefits shown for all termination scenarios are annual annuities assuming a 50% joint and survivor annuity option and are assumed to be payable on January 1, 2022. The surviving spouse may elect to waive the standard pre-retirement death benefit from the Pension Plan and elect instead to receive an alternative death benefit available with different forms of payment. For Ms. Yancey, the value of this alternative death benefit is larger than the standard benefit, therefore the present value of this alternative benefit has been shown above.

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Additional Information Regarding Executive Compensation

(4)

Ms. Yancey may elect to receive her pension benefit in the form of a lump sum payment in the event of termination within five years following a change in control. A lump sum option is not otherwise available under the plan. The lump sum payable to Ms. Yancey if she terminated December 31, 2021 following a change in control is $868,323.

(5)

Supplemental Retirement Plan benefits shown for all termination scenarios (except death and involuntary termination following a change in control) assume payment under the 100% joint and survivor annuity option elected by Ms. Yancey with payment beginning January 1, 2022. The death benefit shown is payable as a lump sum to Ms. Yancey’s beneficiary in the event of her death. The lump sum death benefit is calculated as 100% of the present value of the single life annuity payable on January 1, 2022. Disability benefits under the Supplemental Retirement Plan are assumed to be equal to her early retirement benefits and are payable on January 1, 2022. The Supplemental Retirement Plan annuity benefits shown in the table do not reflect estimated FICA tax gross-ups paid by the Company. The estimated FICA tax gross-up, based on 2.35% of the lump sum value of the Supplemental Retirement Plan benefit calculated on the FICA tax basis for the plan, is $122,595 upon retirement.

(6)

An immediate lump sum distribution of benefits is required in the event of termination following a change in control. The lump sum value of the benefit calculated includes an estimated FICA tax gross-up amount of $155,679. (The tax gross-up is only available to individuals who were participating in the SRP prior to the January 1, 2009 freezing of the plan.)

(7)	Benefits payable under the Tax Deferred Savings Plan are described and quantified in the Nonqualified Deferred Compensation table in this proxy statement.

(8)

Reflects the cost of 24 months of continued group health coverage pursuant to the change in control agreement described above. In order to comply with Internal Revenue Code section 409A, during the last 6 months of this continued coverage period, the Company will satisfy its obligation to provide group health coverage by making 6 monthly installment payments to the executive in an amount equal to the monthly cost of providing such coverage, based upon the “applicable premium” under COBRA.

Kevin E. Herron

Benefit	Retirement ($)	Death ($)	Disability ($)	Termination by Company or Executive Other Than Retirement, Death or Disability ($)	Involuntary Termination Following a Change in Control ($)
Cash Severance	—	—	—	—	2,067,439	(1)
Acceleration of Equity Awards
Restricted Stock and PRSUs(2)	—	2,568,043	2,568,043	—	2,568,043
Retirement Benefits
Pension Plan(3)	33,590	314,507	33,590	33,590	33,590
Supplemental Retirement Plan(5)	152,110	2,990,793	152,110	152,110	3,674,319	(6)
Tax Deferred Savings Plan (7)	259,087	259,087	259,087	259,087	259,087
Other Benefits
Health & Welfare	—	—	—	—	35,640	(8)
Estimated 280G Tax “Cut-Back” to Avoid Excise Tax	—	—	—	—	(463,318	)(9)
Total	444,787	6,132,430	3,012,830	444,787	8,174,800

(1)	Severance payment payable in lump sum pursuant to the change in control agreement described above.

(2)	Reflects the fair market value as of December 31, 2021 of restricted stock and shares underlying PRSUs the vesting of which accelerates in connection with the specified event.

(3)

Pension Plan benefits shown for all termination scenarios are annual annuities assuming a 50% joint and survivor annuity option and are assumed to be payable on January 1, 2022. The surviving spouse may elect to waive the standard pre-retirement death benefit from the Pension Plan and elect to receive an alternative death benefit available with different forms of payment. For Mr. Herron, the value of this alternative death benefit is larger than the standard benefit, therefore the present value of this alternative benefit has been shown above.

(4)

Mr. Herron may elect to receive his pension benefit in the form of a lump sum payment in the event of termination within five years following a change in control. A lump sum option is not otherwise available under the plan. The lump sum payable to Mr. Herron if he terminated December 31, 2021 following a change in control is $928,038.

(5)

Supplemental Retirement Plan benefits shown for all termination scenarios (except death and involuntary termination following a change in control) assume payment under the 50% joint and survivor annuity option elected by Mr. Herron with payment beginning January 1, 2022. The death benefit shown is payable as a lump sum to Mr. Herron’s beneficiary in the event of his death. The lump sum death benefit is calculated as 100% of the present value of the single life annuity payable on January 1, 2022. The Supplemental Retirement Plan annuity benefits shown in the table do not reflect estimated FICA tax gross-ups paid by the Company. The estimated FICA tax gross-up, based on 2.35% of the lump sum value of the Supplemental Retirement Plan benefit calculated on the FICA tax basis for the plan, is $66,071 upon retirement.

(6)

An immediate lump sum distribution of benefits is required in the event of termination following a change in control. The lump sum value of the benefit calculated includes an estimated FICA tax gross-up amount of $84,364.

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Additional Information Regarding Executive Compensation

(7)	Benefits payable under the Tax Deferred Savings Plan are described and quantified in the Nonqualified Deferred Compensation table in this proxy statement.

(8)

Reflects the cost of 24 months of continued group health coverage pursuant to the change in control agreement described above. In order to comply with Internal Revenue Code section 409A, during the last 6 months of this continued coverage period, the Company will satisfy its obligation to provide group health coverage by making 6 monthly installment payments to the executive in an amount equal to the monthly cost of providing such coverage, based upon the “applicable premium” under COBRA.

(9)

The change in control agreement provides that in the event the executive would be subject to a 20% excise tax under Section 4999 of the Internal Revenue Code (imposed on individuals who receive compensation in connection with a change of control that exceeds certain specified limits), the payments and benefits will be reduced to the maximum amount that does not trigger the excise tax, unless the executive would retain greater value (on an after-tax basis) by receiving all payments and benefits and paying all excise and income taxes.

Randall P. Breaux

Benefit	Retirement ($)	Death ($)	Disability ($)	Termination by Company or Executive Other Than Retirement, Death or Disability ($)	Involuntary Termination Following a Change in Control ($)
Cash Severance	—	—	—	—	1,869,659	(1)
Acceleration of Equity Awards
Restricted Stock and PRSUs(2)	—	2,366,716	2,366,716	—	2,366,716
Retirement Benefits
Supplemental Retirement Plan(3)	133,242	2,820,156	133,242	133242	3,363,133	(4)
Tax Deferred Savings Plan (5)	1,195,060	1,195,060	1,195,060	1,195,060	1,195,060
Other Benefits
Health & Welfare	—	—	—	—	11,928	(6)
Total	1,328,302	6,381,932	3,695,018	1,328,302	8,806,496

(1)	Severance payment payable in lump sum pursuant to the change in control agreement described above.

(2)	Reflects the fair market value as of December 31, 2021 of restricted stock and shares underlying PRSUs the vesting of which accelerates in connection with the specified event.

(3)

The Supplemental Retirement Plan benefits shown for all termination scenarios (except death an involuntary termination following a change in control) assume payment under the 100% joint and survivor annuity option elected by Mr. Breaux with payment beginning January 1, 2022. The death benefit shown is payable as a lump sum to Mr. Breaux’s beneficiary in the event of his death. The lump sum death benefit is calculated as 100% of the present value of the single life annuity payable on January 1, 2022. Disability benefits under the Supplemental Retirement Plan are assumed to be equal to early retirement benefits and are payable on January 1, 2022. The Supplemental Retirement Plan annuity benefits for Post-2010 participants do not qualify for FICA tax gross-ups paid by the Company.

(4)	An immediate lump sum distribution of benefits is required in the event of termination following a change in control.

(5)	Benefits payable under the Tax Deferred Savings Plan are described and quantified in the Nonqualified Deferred Compensation table in this proxy statement.

(6)

Reflects the cost of 24 months of continued group health coverage pursuant to the change in control agreement described above. In order to comply with Internal Revenue Code section 409A, during the last 6 months of this continued coverage period, the Company will satisfy its obligation to provide group health coverage by making 6 monthly installment payments to the executive in an amount equal to the monthly cost of providing such coverage, based upon the “applicable premium” under COBRA.

2022 Proxy Statement	47

COMPENSATION, NOMINATING AND GOVERNANCE COMMITTEE REPORT

The Compensation, Nominating and Governance Committee of the Board of Directors of Genuine Parts Company oversees the compensation programs of Genuine Parts Company on behalf of the Board. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management of the Company the Compensation Discussion and Analysis included in this proxy statement.

In reliance on the review and discussions referred to above, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and in this proxy statement, each of which has been or will be filed with the SEC.

Members of the Compensation, Nominating and Governance Committee:

John D. Johns (Chair)

P. Russell Hardin

John R. Holder

Donna W. Hyland

E. Jenner Wood

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

48	2022 Proxy Statement

COMPENSATION, NOMINATING AND GOVERNANCE COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The following directors served on the Compensation, Nominating and Governance Committee for all of 2021: John D. Johns, P. Russell Hardin, John R. Holder, and E. Jenner Wood. Donna W. Hyland joined the Committee in March of 2021. None of such persons was an officer or employee of the Company during 2021 or at any time in the past. During 2021, none of the members of the Compensation, Nominating and Governance Committee had any relationship with the Company requiring disclosure under applicable rules of the SEC. None of our executive officers served as a member of the Board of Directors or compensation committee, or similar committee, of any other company whose executive officer(s) served as a member of our Board of Directors or our Compensation, Nominating and Governance Committee.

2022 Proxy Statement	49

COMPENSATION OF DIRECTORS

2021 Director Compensation

Under the Company’s current director compensation program, non-employee Directors each receive an annual cash retainer of $90,000, paid quarterly, and an annual restricted stock unit grant of $185,000. The Lead Independent Director and Chairs of the Board Committees receive an additional cash retainer, as further described below.

Director	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)

Elizabeth W. Camp	83,000	185,022	268,022

Richard Cox, Jr.	83,000	185,022	268,022

Gary P. Fayard	83,000	185,022	268,022

P. Russell Hardin	85,000	185,022	270,022

John R. Holder	85,000	185,022	270,022

Donna W. Hyland	85,000	185,022	270,022

John D. Johns	136,500	185,022	321,522

Jean-Jacques Lafont(2)	777,100	185,022	962,122

Robert C. Loudermilk, Jr.	83,000	185,022	268,022

Wendy B. Needham	107,000	185,022	292,022

Juliette W. Pryor(3)	75,500	185,022	260,522

E. Jenner Wood	85,000	185,022	270,022

(1)

Represents the aggregate grant date total fair value of stock awards determined in accordance with FASB ASC Topic 718. The awards reflected in this column consist of 1,454 RSUs granted to non-employee directors on May 3, 2021, the grant date fair value of which was $185,022 (based on the closing price of the Company’s common stock on the grant date).

(2)	Mr. Lafont is Executive Chairman of AAG, the Company’s automotive business in Europe, and receives a salary and long term incentives.

(3)	Ms. Pryor joined the Board as of the February 15, 2021 Board meeting.

50	2022 Proxy Statement

Compensation of Directors

The aggregate number of RSUs held by each director as of December 31, 2021 was as follows:

Director	Number of RSUs

Elizabeth W. Camp	10,618

Richard Cox, Jr.	4,096

Gary P. Fayard	10,618

P. Russell Hardin	8,290

John R. Holder	10,619

Donna W. Hyland	10,618

John D. Johns	10,619

Jean-Jacques Lafont	8,828

Robert C. Loudermilk, Jr.	10,619

Wendy B. Needham	10,619

Juliette W. Pryor	1,482

E. Jenner Wood	10,618

Compensation payable to the Company’s non-employee directors is evaluated and determined by the Compensation, Nominating, and Governance Committee and is then approved by the Company’s full Board of Directors. From January 1, 2021 until July 1, non-employee directors of the Company were paid $15,000 per quarter ($60,000 annually) for service as director, plus $2,000 per board and committee meeting attended, except that the Chair of the Audit Committee and the Chair of the Compensation, Nominating and Governance Committee were paid $18,750 per quarter and $2,000 per board and committee meeting attended, and the Lead Independent Director was paid $23,750 per quarter and $2,000 per board and committee meeting attended. In April of 2021, the Compensation, Nominating, and Governance Committee proposed removing meeting fees from Director compensation and increasing quarterly fees for all non-employee directors. The board unanimously agreed with removing meeting fees as of July 1, 2021 and increasing annual director fees from $60,000 to $90,000, paid quarterly. The lead independent director additionally receives $35,000 annually, and Committee Chairs receive $25,000 annually. All non-employee directors may elect to defer the receipt of director fees in accordance with the terms of the Company’s Directors’ Deferred Compensation Plan. In addition, non-employee directors may from time to time be granted restricted stock units pursuant to the provisions of the Genuine Parts Company 2015 Incentive Plan. On May 3, 2021, each non-employee director serving on such date was granted $185,022 in value of RSUs. Each RSU represents a fully vested right to receive one share of our common stock on May 3, 2026, or earlier upon a termination of service as a director by reason of death, disability or retirement, or upon a change in control of the Company.

Each non-employee director is required to own shares of Company common stock valued at five times his or her annual cash retainer for the prior fiscal year measured against the average stock price for the preceding three fiscal years. Directors will have five years from the date of election to the Board to attain such a level of ownership. Shares counted toward this requirement will be based on shares beneficially owned by such director

2022 Proxy Statement	51

Compensation of Directors

(as defined by the SEC’s rules and regulations) including restricted stock units and director deferred compensation shares, but excluding any unexercised stock options or stock appreciation rights.

TRANSACTIONS WITH RELATED PERSONS

The Company recognizes that transactions between the Company and any of its directors, executives or other related persons can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of the Company and its shareholders. Therefore, as a general matter and in accordance with the (1) the Code of Conduct for Employees, Officers, Contract and/or Temporary Workers and Directors of Genuine Parts Company and (2) the Genuine Parts Company Code of Conduct for Senior Financial Officers, it is the Company’s preference to avoid such transactions. Nevertheless, the Company recognizes that there are situations where such transactions may be in, or may not be inconsistent with, the best interests of the Company. Therefore, the Company has adopted a formal policy which requires the Company’s Compensation, Nominating and Governance Committee to review and, if appropriate, to approve or ratify any such transactions. Pursuant to the policy, the Committee will review any transaction in which the Company is or will be a participant and the amount involved exceeds $120,000, and in which any of the Company’s directors, executives or other related persons had, has or will have a direct or indirect material interest. After its review, the Committee will only approve or ratify those transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders, as the Committee determines in good faith. The policy is attached as Appendix A to the Company’s Corporate Governance Guidelines, which are available on the Company’s website at www.genpt.com. The Company has concluded that there are no material related person transactions or agreements that were entered into during the fiscal year ended December 31, 2021, and through the date of this proxy statement that would require disclosure under this policy.

52	2022 Proxy Statement

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are providing our shareholders with the opportunity to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers. At the 2021 Annual Meeting of Shareholders, approximately 90% of the shares present and entitled to vote were voted in support of the Company’s compensation program. We plan to hold this vote annually, so our Board of Directors is again submitting a non-binding shareholder vote on our executive compensation as described in this proxy statement (commonly referred to as “say-on-pay”). The Company seeks your advisory vote and asks that you support the compensation of our named executive officers as disclosed in this proxy statement.

As discussed in the Compensation Discussion and Analysis, we have designed our executive compensation program to attract, retain and motivate the highest quality executive officers, directly link pay to our performance, and build value for our shareholders. Highlights of our 2021 executive compensation program, as described above in the Compensation Discussion and Analysis, are:

Pay for Performance. Our pay program has performance-based metrics, using multiple performance measures.

Competitive and Market-Based Pay Based on Performance. We evaluate the competitiveness of compensation relative to the size-adjusted 50th percentile of the market data, with actual pay dependent on Company and individual performance.

Long-Term Incentives Aligned with Shareholder Interests. Our 2021 long-term incentive program is aligned with shareholder interests through a link to stock price.

Stock Ownership Requirements. Our stock ownership requirements for executives align the interests of the executives and shareholders.

Anti-Hedging & Anti-Pledging Policy. The Company prohibits hedging and pledging of Company stock by Executive Officers and Directors.

No Employment Contracts. No employment contracts with our named executive officers or guaranteed severance except in the case of double-trigger change in control agreements.

No Excise Tax-Gross Ups. Our double-trigger change in control agreements do not provide any excise tax gross-ups.

Clawback Provisions. Our Annual Incentive and Long Term Incentive programs include clawback provisions. If at any time after an executive’s annual bonus is paid or after PRSUs are earned, it is determined that they were calculated or earned based on financial results that subsequently were restated or were otherwise based on incorrect data, the executive may be required to forfeit or repay the applicable amount to the Company.

Few Perquisites.

Our compensation is designed to reward executives when the Company achieves strong financial and operational results, and likewise to provide reduced pay when financial and operating results are not as strong. We believe the 2021 compensation of our named executive officers is reflective of and consistent with that intent.

This say-on-pay proposal gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

Accordingly, the Board invites you to review carefully the Compensation Discussion and Analysis and the tabular and other disclosures on compensation under “Executive Compensation” and cast a vote to approve the Company’s executive compensation programs through the following resolution:

“Resolved, that the shareholders approve the compensation of the Company’s named executive officers, including the Company’s compensation practices and principles and their implementation, as discussed and disclosed in the Compensation Discussion and Analysis, the executive compensation tables, and any narrative compensation disclosure contained in this Proxy Statement.”

2022 Proxy Statement	53

Proposal 2    Advisory Vote on Executive Compensation

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation, Nominating and Governance Committee or the Board of Directors. The shareholders’ advisory vote will not overrule any decision made by the Board or the Committee or create or imply any additional fiduciary duty by our directors. Our Board and Compensation, Nominating and Governance Committee value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our shareholders’ concerns, and the Compensation, Nominating and Governance Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF

PROPOSAL 2.

54	2022 Proxy Statement

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors is directly responsible for the appointment, compensation, retention, and oversight of the independent external audit firm retained to audit the Company’s financial statements. The Audit Committee has selected Ernst & Young LLP as the Company’s independent auditors for the current fiscal year ending December 31, 2022. Our Board of Directors has unanimously endorsed this selection. Ernst & Young LLP is a registered public accounting firm with the PCAOB, as required by the Sarbanes-Oxley Act of 2002 and the rules of the PCAOB. The Audit Committee has also pre-approved the engagement of Ernst & Young LLP to provide federal, state and international tax return preparation, advisory and related services to the Company during 2022.

The Audit Committee recognizes the importance of maintaining the independence of the Company’s independent auditor, both in fact and appearance. In order to ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a rotation of the independent auditor. In addition, the Audit Committee has adopted restrictions on our hiring of an Ernst & Young LLP partner, director, manager, staff, advising member of the department of professional practice, reviewing actuary, reviewing tax professional and any other persons having responsibility for providing audit assurance on any aspect of their certification of the Company’s financial statements. In accordance with SEC rules and Ernst & Young LLP’s policies, lead engagement partners are subject to rotation requirements (at least every five years) to limit the number of consecutive years the lead partner may provide services. The Audit Committee is directly involved in the selection of Ernst & Young LLP’s lead engagement partner.

Each year, the Audit Committee evaluates the qualifications, performance and independence of the Company’s independent auditor and determines whether to re-engage the current independent auditor for the following year. In doing so, the Audit Committee considers, among other things: (i) external data relating to audit quality and performance, including recent PCAOB reports on Ernst & Young LLP and its peer firms; (ii) Ernst & Young LLP’s tenure as our independent auditor and its familiarity with our operations and businesses, accounting policies and practices and internal control over financial reporting; (iii) the quality and efficiency of the services provided by the auditors, the auditors’ capabilities and technical expertise; and (iv) Ernst & Young LLP’s independence.

Based on this evaluation, the members of the Audit Committee and the Board believe that the continued retention of Ernst & Young LLP to serve as the Company’s independent external auditor is in the best interest of the Company and its shareholders.

Although ratification by the shareholders of the selection of Ernst & Young LLP as the Company’s independent auditors is not required by law or by the Bylaws of the Company, the Audit Committee believes it is appropriate to seek shareholder ratification of this selection in light of the critical role played by the independent auditors in auditing the Company’s consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting. If this selection is not ratified at the Annual Meeting, the Audit Committee may investigate the reasons for the shareholders’ rejection and may reconsider its selection of independent auditors for the fiscal year ending December 31, 2022. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

Ernst & Young LLP served as the Company’s independent auditors for the fiscal year ended December 31, 2021. Representatives of that firm are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions.

Audit and Non-Audit Fees

The Audit Committee is responsible for the audit fee negotiations associated with the Company’s retention of Ernst & Young LLP.

Audit Fees.    The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of the Company’s consolidated financial statements, reviews of interim financial statements included in periodic reports, audits of the Company’s internal control over financial reporting, and statutory audits for certain international subsidiaries during 2020 and 2021 were approximately $16.7 million and $15.8 million, respectively.

2022 Proxy Statement	55

Proposal 3    Ratification of Selection of Independent Auditors

Audit Related Fees.    The aggregate fees billed by Ernst & Young LLP in 2020 and 2021 for audit related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported above under the caption “Audit Fees” were approximately $3.2 million and $0.4 million, respectively. These services primarily related to due diligence and other transaction-related services.

Tax Fees.    The aggregate fees billed by Ernst & Young LLP in 2020 and 2021 for professional services rendered for tax compliance and tax advice for the Company were $5.4 million and $5.3 million, respectively. These services primarily related to tax planning and tax compliance services.

All Other Fees.    No fees were billed by Ernst & Young LLP for professional services rendered during 2020 and 2021 other than as stated above under the captions “Audit Fees,” “Audit Related Fees” and “Tax Fees.”

Audit Committee Pre-Approval Policy

Under the Audit Committee’s Charter and its Pre-Approval Policy, the Audit Committee is required to approve in advance the terms of all audit services as well as all permissible audit related and non-audit services to be provided by the independent auditors. Unless a service to be provided by the independent auditors has received approval under the Pre-Approval Policy, it will require specific pre-approval by the Audit Committee. The Pre-Approval Policy is detailed as to the particular services to be provided, and the Audit Committee is to be informed about each service provided. Non-audit services may be approved by the Chair of the Committee and reported to the full Audit Committee at its next meeting but may not be approved by the Company’s management.

The Audit Committee must approve the annual audit engagement services prior to the commencement of any audit work. The Audit Committee also must approve changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other items, if any. In the event audit related or non-audit services that are pre-approved under the Pre-Approval Policy have an estimated cost in excess of certain dollar thresholds, these services require approval by the Audit Committee or by the Chair of the Audit Committee.

In determining the approval of services by the independent auditors, the Audit Committee or its Chair evaluates each service to determine whether the performance of such service would (a) impair the auditor’s independence; (b) create a mutual or conflicting interest between the auditor and the Company; (c) place the auditor in the position of auditing its own work; (d) result in the auditor acting as management or an employee of the Company; or (e) place the auditor in a position of being an advocate for the Company.

All of the services described above under the captions “Audit Fees,” “Audit Related Fees” and “Tax Fees” were approved by the Audit Committee pursuant to legal requirements and the Audit Committee Charter and the Pre-Approval Policy.

Audit Committee Review

The Audit Committee has reviewed the services rendered by Ernst & Young LLP during 2021 and has determined that the services rendered are compatible with maintaining the independence of Ernst & Young LLP as the Company’s independent auditors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022.

56	2022 Proxy Statement

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is composed of six directors who are independent of the Company and management as required by the NYSE corporate governance listing standards and by SEC rules. Ms. Donna Hyland was on the Audit Committee through February 15, 2021 but then was replaced by Ms. Juliette Pryor, a new Director, thereafter. The Audit Committee operates under a written charter adopted by the Board of Directors.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management is responsible for the Company’s financial statements and the financial reporting process, including implementing and maintaining effective internal control over financial reporting and for the assessment of, and reporting on, the effectiveness of internal control over financial reporting. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States and the effectiveness of the Company’s internal control over financial reporting. The Audit Committee also oversees the internal audit and control function of the Company and the Company’s cyber and information security processes, procedures and controls.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management and the independent auditors the Company’s audited financial statements for the year ended December 31, 2021 and reports of management and of the independent auditors on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2021 contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, including a discussion of the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed with management and the independent auditors the disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s 2021 Annual Report to Shareholders and its Annual Report on Form 10-K for the year ended December 31, 2021.

The Audit Committee has discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board. In addition, the Audit Committee has discussed with the independent auditors the auditor’s independence from the Company and its management, including the matters in the written disclosures and the letter provided by the independent auditors to the Audit Committee as required by applicable requirements of the Public Company Accounting Oversight Board Rule 3526 regarding the independent auditor’s communications with the Audit Committee concerning independence, and has considered the compatibility of non-audit services with the auditor’s independence.

The Committee discussed with the Company’s independent auditors the overall scope and plans for their integrated audit. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements for the year ended December 31, 2021 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC. The Audit Committee and the Board of Directors have also approved the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2022.

Members of the Audit Committee:

Wendy B. Needham (Chair)

Elizabeth W. Camp

Richard Cox, Jr.

Gary P. Fayard

Robert C. Loudermilk, Jr.

Juliette W. Pryor

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

2022 Proxy Statement	57

SOLICITATION OF PROXIES

The cost of soliciting proxies will be borne by the Company. The Company has retained Georgeson LLC to assist in the solicitation of proxies for a fee of approximately $10,000 and reimbursement of certain expenses. Officers and regular employees of the Company, receiving no additional compensation, may also assist in the solicitation. Solicitation may be by mail, telephone, Internet or personal contact.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

The SEC’s rules permit us to send a single copy of our Notice and Access Letter regarding the annual meeting to any household at which two or more shareholders reside if we believe that they are members of the same family. Each shareholder will continue to receive a separate proxy card. This procedure, known as householding, reduces the volume of duplicate information you receive and helps to reduce our expenses. In order to take advantage of this opportunity, we have delivered only one Notice and Access Letter to multiple shareholders who share an address, unless we received contrary instructions from the affected shareholders prior to the mailing date. We will deliver a separate copy of the Notice and Access Letter (or proxy materials, if applicable), as requested, to any shareholder at a shared address to which a single copy of the Notice and Access Letter was delivered. If you prefer to receive separate copies of the Notice and Access Letter (or proxy materials, if applicable), either now or in the future, or if you are currently receiving multiple copies and prefer to receive only a single copy in the future you can so request by calling us at (678) 934-5000 or by writing to us at any time at the following address: Corporate Secretary, Genuine Parts Company, 2999 Wildwood Parkway, Atlanta, Georgia 30339.

A majority of brokerage firms have instituted householding. If your family has multiple holdings in the Company, you may have received householding notification directly from your broker. Please contact your broker directly if you have any questions, if you require additional copies of the Notice and Access Letter (or proxy materials, if applicable), if you are currently receiving multiple copies of the Notice and Access Letter (or proxy materials, if applicable) and wish to receive only a single copy or if you wish to revoke your decision to household and thereby receive multiple Notice and Access Letters. These options are available to you at any time.

58	2022 Proxy Statement

OTHER MATTERS

Management does not know of any matters to be brought before the Annual Meeting other than those referred to above. If any matters which are not specifically set forth in the form of proxy and this proxy statement properly come before the Annual Meeting, the persons designated as proxies will vote thereon as recommended by the Board of Directors or, if the Board of Directors makes no recommendation, in accordance with their best judgment.

SHAREHOLDER PROPOSALS FOR 2023 ANNUAL MEETING

A shareholder proposal for business to be brought before the 2023 Annual Meeting of Shareholders (other than nominations of persons to serve as directors) will be acted upon only in the following circumstances:

•

Shareholder Proposals for Inclusion in Next Year’s Proxy Statement — To be considered for inclusion in next year’s proxy statement, shareholder proposals, submitted in accordance with the SEC’s Rule 14a-8, must be received at our principal executive office no later than the close of business on November 1, 2022 and must comply with all applicable SEC rules.

•

Other Shareholder Proposals for Presentation at Next Year’s Annual Meeting of Shareholders — Any shareholder proposal that is not submitted for inclusion in next year’s proxy statement under SEC Rule 14a-8 but is instead sought to be presented directly at the 2023 Annual Meeting of Shareholders should be received at our principal executive office no later than the close of business on January 15, 2023. Proposals should contain detailed information about the proposal and the shareholder proponent. SEC rules permit management to vote proxies in its discretion on such proposals in certain cases if the shareholder does not comply with this deadline, and in certain other cases notwithstanding the shareholder’s compliance with this deadline.

All recommendations of persons for nomination to the Board of Directors of the Company must be received at our principal executive office no later than the close of business on the 90th day (December 1, 2022) and no earlier than the close of business on the 120th day (November 1, 2022) prior to the first anniversary of the date of the Company’s notice of annual meeting sent to shareholders in connection with the previous year’s annual meeting and must contain the information specified in and otherwise comply with our By-laws. See Section 3.4 “Certain Nomination Requirements.” However, if the date of the 2023 Annual Meeting of Shareholders is held more than 30 calendar days earlier than or 70 calendar days after the anniversary of this year’s meeting, notice by the shareholder, to be timely, must be received no later than the close of business on the 90th day and no earlier than the close of business on the 120th day prior to the date of the 2023 Annual Meeting of Shareholders or, if the first public announcement of the date of the 2023 Annual Meeting of Shareholders is less than 100 days prior to the date of the 2023 Annual Meeting of Shareholders, the 10th day following the day on which public announcement of the date of the 2023 Annual Meeting of Shareholders is first made by the Company.

All recommendations of persons for nomination to the Board of Directors of the Company pursuant to the Company’s proxy access By-law provision must be received at our principal executive office no later than the close of business on the 120th day (November 1, 2022) and no earlier than the close of business on the 150th day (October 2, 2022) prior to the first anniversary of the date of the Company’s notice of annual meeting sent to shareholders in connection with the previous year’s annual meeting and must contain the information specified in and otherwise comply with our By-laws. See Section 2.10 “Proxy Access for Director Nominations.” However, if the date of the 2023 Annual Meeting of Shareholders is held more than 30 calendar days before or after the anniversary of this year’s meeting, notice by the shareholder, to be timely, must be received no later than the close of business on the 120th day and no earlier than the close of business on the 150th day prior to the date of the 2023 Annual Meeting of Shareholders or, if the first public announcement of the date of the 2023 Annual Meeting of Shareholders is less than 130 days prior to the date of the 2023 Annual Meeting of Shareholders, the 10th day following the day on which public announcement of the date of the 2023 Annual Meeting of Shareholders is first made by the Company.

All shareholder proposals and recommendations of persons for nomination to the Board should be sent to Genuine Parts Company, 2999 Wildwood Parkway, Atlanta, Georgia 30339, Attention: Corporate Secretary.

2022 Proxy Statement	59

VISION

One GPC Team
Working Together to Create Stakeholder Value

MISSION

- Employer of Choice
- Supplier of Choice
- Valued Customer
- Good Corporate Citizen
- Investment of Choice

PURPOSE

We Keep the World Moving

GCP Vote Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Online Go to www.investorvote.com/GPC or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/GPC Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote “FOR” the thirteen listed nominees and “FOR” Proposals 2 and 3. 1. Election of Directors: 01 - Elizabeth W. Camp 04 - Gary P. Fayard 07 - Donna W. Hyland 10 - Robert C. “Robin” Loudermilk, Jr. 13 - E. Jenner Wood III For Withhold 02 - Richard Cox, Jr. 05 - P. Russell Hardin 08 - John D. Johns 11 - Wendy B. Needham 03 - Paul D. Donahue 06 - John R. Holder 09 - Jean-Jacques Lafont 12 - Juliette W. Pryor 2. Advisory Vote on Executive Compensation For Against Abstain 3. Ratification of the Selection of Ernst & Young LLP as the Company’s Independent Auditor for the Fiscal Year Ending December 31, 2022 B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1UPX + 03KLXC

The 2022 Annual Meeting of Shareholders of Genuine Parts Company will be held on Thursday, April 28, 2022 at 10:00 AM EST, virtually via the internet at www.meetnow.global/M7XTLVZ. To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/GPC IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — Genuine Parts Company Proxy Solicited by the Board of Directors of Genuine Parts Company for the Annual Meeting of Shareholders to be held April 28, 2022 The undersigned hereby appoints Paul D. Donahue & Jennifer L. Ellis, or either of them, with the individual power of substitution, proxies to vote all shares of Common Stock of Genuine Parts Company that the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held virtually on April 28, 2022 and at any reconvened Meeting following any adjournment thereof. Said proxies will vote on the proposals set forth in the Notice of Annual Meeting and Proxy Statement as specified on this card, and are authorized to vote in their discretion as to any other matters that may properly come before the meeting. Your shares will be voted in accordance with your instructions. IF A VOTE IS NOT SPECIFIED, THE PROXIES WILL VOTE “FOR” PROPOSALS 1, 2 AND 3. YOUR VOTE IS IMPORTANT Please vote, sign, date and return the proxy card promptly using the enclosed envelope. C Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.

GPC VOTE Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 1. Election of Directors: For Withhold For Withhold For Withhold + 01 - Elizabeth W. Camp 02 - Richard Cox, Jr. 03 - Paul D. Donahue 04 - Gary P. Fayard 05 - P. Russell Hardin 06 - John R. Holder 07 - Donna W. Hyland 08 - John D. Johns 09 - Jean-Jacques Lafont 10 - Robert C. “Robin” 11 - Wendy B. Needham 12 - Juliette W. Pryor Loudermilk, Jr. 13 - E. Jenner Wood III For Against Abstain For Against Abstain 2. Advisory Vote on Executive Compensation 3. Ratification of the Selection of Ernst & Young LLP as the Company’s Independent Auditor for the Fiscal Year Ending December 31, 2022 B Authorized Signatures - This section must be completed for your vote to be counted. - Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) - Please print date below. Signature 1 - Please keep signature within the box. Signature 2 - Please keep signature within 1UPX + 03KLYA

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy – Genuine Parts Company Proxy Solicited by the Board of Directors of Genuine Parts Company for the Annual Meeting of Shareholders to be held April 28, 2022 The undersigned hereby appoints Paul D. Donahue & Jennifer L. Ellis, or either of them, with the individual power of substitution, proxies to vote all shares of Common Stock of Genuine Parts Company that the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held virtually on April 28, 2022 and at any reconvened Meeting following any adjournment thereof. Said proxies will vote on the proposals set forth in the Notice of Annual Meeting and Proxy Statement as specified on this card, and are authorized to vote in their discretion as to any other matters that may properly come before the meeting. Your shares will be voted in accordance with your instructions. IF A VOTE IS NOT SPECIFIED, THE PROXIES WILL VOTE “FOR” PROPOSALS 1, 2 AND 3. YOUR VOTE IS IMPORTANT Please vote, sign, date and return the proxy card promptly using the enclosed envelope.